THIRD AMENDED AND RESTATED CREDIT AGREEMENT

BY AND BETWEEN

DORMAN PRODUCTS, INC.
(formerly known as R&B, INC.)

AND

WACHOVIA BANK, NATIONAL ASSOCIATION
FOR ITSELF AND AS AGENT

AS OF

JULY 24, 2006

EXHIBITS

I 2.01 2.02 2.03 2.05A 2.05B 3.01 7.01(d) 8.01 8.03 8.04 8.07 8.08 8.09 8.10 8.11 8.12 8.13 8.14 8.15 8.16 8.17 9.03 10.04 10.08	- - - - - - - - - - - - - - - - - - - - - - -	Noteholders
Banks and Ratable Shares
Seventh Amended and Restated Revolving Credit Note
Credit Report
Master Letter of Credit Agreement
Outstanding Letters of Credit
Interest Rate Election Notice
-Surety Agreement
Good Standing Certificates; Investments
No Conflicts
Required Consents and Status Thereof
Material Leases and Contracts
Borrower Plans and ERISA Matters
Litigation
Tax and Other Returns and Reports
Liabilities
Affiliates
Interest in Personal Property
Interest in Real Property
Intellectual Property Rights
Environmental Protection and Other Matters
Insurance
Compliance Certificate
Existing Liens
Existing Tennessee Valley Authority Sale/Leaseback

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”) is dated as of the 24 day of July, 2006 by and between DORMAN PRODUCTS, INC. (formerly known as R & B, INC.), a Pennsylvania corporation, as its legal name may change from time to time (referred to herein as the “Borrower”) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (“Wachovia”), as successor to First Union National Bank., a national banking association (“First Union”), for itself and as agent hereunder (the “Agent”), and any and all banks subsequently added hereto, if any, as set forth on Exhibit 2.01 attached hereto (Wachovia and all such banks each referred to herein as a “Bank,” or collectively, the “Banks”) and amends and restates the Second Amended and Restated Credit Agreement dated as of August 21, 1998, as amended March 25, 1999, May 4, 2000, November 30, 2000, March 26, 2001, March 6, 2004, August 2, 2004, and May 23, 2005, by and among the Borrower, First Union, and National City Bank of Pennsylvania (the “Original Credit Agreement”).

W I T N E S S E T H:

WHEREAS, as of May 23, 2005 National City Bank of Pennsylvania assigned all if its interest in and to the Original Credit Agreement to Wachovia; and

WHEREAS, the Borrower has requested certain modifications to the Original Credit Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties, intending to be legally bound, hereby agree that the Original Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted LIBOR Market Index Rate” means the LIBOR Market Index Rate plus the Applicable Margin.

“Adjusted LIBOR Rate” has the meaning given to such term in Section 4.01 hereof.

“Affiliate” means, as to any specified Person, any Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agent” means Wachovia Bank, National Association in its capacity as agent for the Banks hereunder, its successors and assigns, and any other Person acting as agent hereunder.

“Agreement” or “Credit Agreement” means this Third Amended and Restated Credit Agreement as the same may be amended, modified or supplemented from time to time.

“Ancillary Credit Documents” has the meaning set forth in Section 9.08.

“Applicable Margin” has the meaning given to such term in Section 4.01 hereof.

“Asset Disposition” means any Transfer except:

(a) any Transfer from a Subsidiary to Borrower or a Wholly-Owned Subsidiary;

(b) any Transfer from the Borrower to a Wholly-Owned Subsidiary; or

(c) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or other property no longer required in the operation of the business of Borrower or any of its Subsidiaries or that is obsolete.

“Bank” means Wachovia Bank, National Association, and any other Bank becoming party to this Agreement, and the successors and assigns of the foregoing.

“Borrower Plan” means any Plan maintained or contributed to by the Borrower and/or a Related Party now or prior to the termination of the Loans, or any Plan under which Borrower or any Related Party has an obligation now or prior to the termination of the Loans to any Person (including current and former employees), including without limitation, those Plans listed on Exhibit 8.08.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required by law to close and, if the applicable day relates to a LIBOR Loan, a LIBOR Market Index Rate Loan, LIBOR Interest Period or a LIBOR Market Index Rate Interest Period or notice with respect to a LIBOR Loan or a LIBOR Market Index Rate Loan, a day on which dealings in Dollar deposits are also carried on in the London Interbank Market and banks are open for business in London.

“Cash Proceeds” has the meaning given to such term in the Uniform Commercial Code.

“Closing” means the consummation of the transactions contemplated hereby.

“Closing Date” means the date on which the Closing is held.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Federal Securities and Exchange Commission.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit 9.03, to be given to each Bank by the Borrower to certify compliance with the terms hereof.

“Consolidated Assets” means, at any time, the total assets of Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of Borrower and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Consolidated Funded Debt” means, at any date, all debt of Borrower and Subsidiaries on a consolidated basis in accordance with GAAP, after eliminating all intercompany transactions, which under the provisions applicable thereto matures, or which is otherwise payable or unpaid more than one (1) year from, or may be directly or indirectly, renewed or extended by the Borrower to a date more than one year from the date of its creation, and which constitutes (a) indebtedness for borrowed money which the Borrower or any Subsidiary has directly or indirectly incurred; (b) indebtedness secured by any encumbrance on property owned by the Borrower or any Subsidiary, whether or not the Borrower or any Subsidiary has assumed or become liable for the payment of such debt; (c) indebtedness with respect to which the Borrower or any Subsidiary has become directly or indirectly liable and which represents or has been incurred to finance the purchase price (or a portion thereof) of any property or services or business acquired by the Borrower or any Subsidiary, whether by purchase, consolidation, merger or otherwise; and (d) indebtedness of entities other than Borrower or any Subsidiary with respect to which the Borrower or any Subsidiary has become liable by way of a guaranty, agreement to advance funds or similar undertaking, including, without limitation, letters of credit.

“Consolidated Net Earnings” means, with reference to any period, the net income (or loss) of Borrower and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between Borrower and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of Borrower and its Subsidiaries in accordance with GAAP, provided that there shall be excluded:

(a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Borrower or a Subsidiary, and the income (or loss) of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person prior to the date of acquisition,

(b) the income (or loss) of any Person (other than a Subsidiary) in which Borrower or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by Borrower or such Subsidiary in the form of cash dividends or similar cash distributions,

(c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary,

(d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period,

(e) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (i) all non-current assets and, without duplication, (ii) the following, whether or not current: all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all securities),

(f) any gains resulting from any write-up of any assets (but not any loss resulting from any write-down of any assets),

(g) any net gain from the collection of the proceeds of life insurance policies,

(h) any gain arising from the acquisition of any security, or the extinguishment, under GAAP, of any Debt, of Borrower or any Subsidiary,

(i) any net income or gain (but not any net loss) during such period from (i) any change in accounting principles in accordance with GAAP, (ii) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, (iii) any extraordinary items, or (iv) any discontinued operations or the disposition thereof,

(j) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary,

(k) in the case of a successor to Borrower by consolidation or merger or as a transferee of its assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets, and

(l) any portion of such net income that cannot be freely converted into United States Dollars.

“Consolidated Net Worth” means, at any time, shareholders’ equity of Borrower and its Subsidiaries as of such time determined on a consolidated basis in accordance with GAAP, after deduction of all amounts properly attributable to minority interests, if any, in the stock or other equity interests of Subsidiaries.

“Consolidated Total Capitalization” means the sum of Consolidated Funded Debt and Consolidated Net Worth.

“Credit Facilities” means the maximum aggregate credit facilities of Thirty Million Dollars ($30,000,000) made available under this Agreement pursuant to the Revolving Credit Facilities as the same may be reduced pursuant to Section 2.01(e) herein.

“Credit Request” has the meaning given in Section 2.03 hereof and shall be substantially in the form of Exhibit 2.03 hereto with respect to Revolving Credit Advances.

“Current Maturities of Funded Debt” means, at any time and with respect to any item of Funded Debt, the portion of such Funded Debt outstanding at such time which by the terms of such Funded Debt or the terms of any instrument or agreement relating thereto is due on demand or within one year from such time (whether by sinking fund, other required prepayment or final payment at maturity) and is not directly or indirectly renewable, extendible or refundable at the option of the obligor under an agreement or firm commitment in effect at such time to a date one year or more from such time.

“Debt” means, with respect to any Person, without duplication.

(a) its liabilities for borrowed money;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c) its Capital Lease Obligations;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

(e) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof.

The amount of any Debt shall be determined in accordance with GAAP; provided that Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Default” has the meaning given to such term in Section 11.01 hereof.

“Default Rate” means the interest rate set forth in Section 4.03 hereof.

“Distributable Share” of any Bank means the percentage obtained by dividing the dollar amount of the Obligations owing to such Bank (as a Bank or as Agent) in connection with this Agreement or the Master Letter of Credit Agreement by the dollar amount of all such Obligations owing to all of the Banks (as a Bank or as Agent).

“Disposition Value” means, at any time, with respect to any property

(a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by Borrower, and

(b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such Subsidiary Stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding capital stock or other equity interests of such Subsidiary (assuming, in making such calculations, that all agreements and investments convertible into such capital stock or other equity interests are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the deposition thereof, in good faith by Borrower.

“DOL” means the United States Department of Labor.

“Domestic Subsidiary” means any Subsidiary of Borrower which is incorporated under the laws of any state of the United States or of the District of Columbia.

“Dorman KY” shall mean Dorman Products of America, Ltd., a Kentucky limited partnership and a wholly-owned Subsidiary of Borrower.

“EBITDA” means, at any time, earnings before interest, taxes, depreciation and amortization.

“Effective Date” means the date of disbursement of a Loan, or, if the Loan has already been disbursed, the date the Borrower designates as the date on which a Prime Rate Interest Period, a LIBOR Market Index Rate Interest Period, or a LIBOR Interest Period is to commence, all as provided in Article III hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” means any event which would, with the giving of notice or expiration of time periods, become a Default if uncured.

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Financial Statements” means the consolidated balance sheets, statements of income, statements of changes in shareholders’ equity, and statements of cash flows of the Borrower for its fiscal year ended December 31, 2005 (audited).

“Foreign Subsidiary” means any Subsidiary of Borrower that is not a Domestic Subsidiary.

“Funded Debt” means, with respect to any Person, all Debt of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof, provided that Funded Debt shall include, as at any date of determination, Current Maturities of Funded Debt, and further provided that Funded Debt shall not include Debt outstanding under a revolving credit agreement or similar agreement on the date of determination to the extent that for a period of not less than thirty (30) consecutive days during the immediately preceding three hundred sixty-five (365) days, such agreement was in full force and effect but no Debt was outstanding under such agreement.

“GAAP” means generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, or local agency, board, commission, department or other authority.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such Indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Indebtedness” means, without duplication:

(a) all items which should in conformity with GAAP be classified as liabilities and as such should be included on the consolidated balance sheet of Borrower and its Subsidiaries, including without limitation, (i) current liabilities, (ii) long term indebtedness, (iii) deferred taxes and reserves, (iv) indebtedness, obligations and liabilities for borrowed money or for the deferred purchase price of property, (v) lease obligations that, in conformity with GAAP, have been or should be capitalized on such balance sheet, and (vi) all indebtedness, obligations and liabilities secured by any lien, mortgage, charge, encumbrance or security interest on any property owned by Borrower or any Subsidiary even though it has not assumed or otherwise become liable for the payment thereof;

(b) all guarantees (whether by discount or otherwise), endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations of Borrower or any Subsidiary in respect of, or to purchase or otherwise acquire or become liable upon, indebtedness, obligations or liabilities of others, including without limitation surety bonds; and

(c) all obligations or liabilities of Borrower or any Subsidiary under or pursuant to any letter of credit.

“Instruments” has the meaning given to such term in the Uniform Commercial Code.

“Intellectual Property” means all intellectual property and related rights of Borrower or any Subsidiary (whether or not currently being used in its business), including without limitation, patents and applications therefor, confidential or proprietary information, know-how, trade secrets, secret formulas, technical information, computer software, programs, source code, object code, tapes, disks and related materials, business and marketing plans, customer lists, registrations and applications therefor, copyrights registrations and applications therefor, trademarks, service marks, trade names and all names and slogans used or usable by Borrower or any Subsidiary in connection with its business or any of its activities, products or services, and all goodwill related to the foregoing.

“Intercreditor Agreement” means the Intercreditor Agreement dated August 21, 1998 by and among the Banks and the Noteholders.

“Interest Period” has the meaning given to such term in Section 3.02 hereof.

“Interest Rate” means a Prime Rate, an Adjusted LIBOR Rate or an Adjusted LIBOR Market Index Rate.

“Interest Rate Election Notice” means a notice substantially in the form of Exhibit 3.01 hereto duly executed by an officer of Borrower, or any Person designated by Borrower in a written certificate as a Person authorized to deliver such a notice, acting on behalf of Borrower.

“IRS” means the Internal Revenue Service.

“Letter of Credit Balance” has the meaning given to such term in Section 2.01(c).

“Letter of Credit Facility” means the facility of the Banks extended to Borrower through the Agent for the issuance of Letters of Credit.

“Letter of Credit Obligations” means the aggregate of all obligations of Borrower to the Agent and/or the Banks hereunder with respect to Letters of Credit, including without limitation reimbursement obligations (matured and unmatured, fixed and contingent) as to Letters of Credit, whether or not there has been a draw.

“Letters of Credit” means the documentary letters of credit and standby letters of credit issued by the Agent, from time to time, pursuant to the Letter of Credit Facility.

“LIBOR Interest Period” has the meaning given to such term in Section 3.02(b) hereof.

“LIBOR Loans” means LIBOR Revolving Loans.

“LIBOR Market Index Rate” means, for any day, the rate (rounded to the next higher 1/100 of 1%) for one (1) month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, for such day, provided, if such day is not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation.

“LIBOR Market Index Rate Interest Period” means any period of time during which the Interest Rate on a Loan is calculated with reference to the Adjusted LIBOR Market Index Rate.

“LIBOR Market Index Rate Revolving Loan” means that portion of the Revolving Credit Balance for which an Adjusted LIBOR Market Index Rate is elected.

“LIBOR Rate” means for any Interest Period, the rate of interest per annum (rounded upwards, if necessary, to the next 1/16th of one percent) at which the Agent is offered deposits of United States Dollars in the London Interbank Market on or about 11:00 a.m. London time, two (2) Business Days prior to the commencement of an Interest Period for amounts and maturities substantially similar to the outstanding principal amount as to which Borrower may elect an Adjusted LIBOR Rate to be applicable (and fixed for such Interest Period) and with a maturity of comparable duration to the Interest Period selected by Borrower.

“LIBOR Revolving Loan” is that portion of the Revolving Credit Balance for which an Adjusted LIBOR Rate is elected.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the recording of any mortgage or deed of trust or the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan” or “Loans” means the Prime Rate Revolving Loans, the LIBOR Market Index Rate Revolving Loans, and the LIBOR Loans.

“Loan Documents” means this Agreement, the Note(s), the Letters of Credit, the Master Letter of Credit Agreement, the Intercreditor Agreement, and the Surety Agreements referenced in Section 7.01, and all certificates, agreements, instruments, exhibits and other documents delivered or to be delivered by Borrower or any Subsidiary to the Agent or the Banks pursuant to this Agreement.

“Master Letter of Credit Agreement” means the agreement between Borrower and Agent which sets forth the general terms and conditions surrounding the issuance of Letters of Credit requested by Borrower, as set forth in Section 2.05 and in the form attached hereto as Exhibit 2.05A.

“Material Foreign Subsidiary” shall mean (1) Scan-Tech USA/Sweden, A.B. and (2) each other Foreign Subsidiary of Borrower that has or acquires total assets having a book value, at historical cost, in excess of $1,000,000 or that accounted for or produced more than five percent (5%) of the Consolidated Net Earnings of Borrower on a consolidated basis during any of the three most recently completed fiscal years of Borrower as of the date of determination.

“Multiemployer Plan” means any Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Net Proceed Amount” means, with respect to any Transfer of any property by any Person, an amount equal to the difference of

(a) the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus

(b) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer.

“Note Purchase Agreements” means those separate and several Note Purchase Agreements, dated August 21, 1998 (as such agreements may be modified, amended or renewed between Borrower and the purchasers named on Exhibit I attached hereto.

“Noteholders” means those purchasers named on Exhibit I attached hereto.

“Note(s)” means the Revolving Credit Note(s).

“Obligations” means the aggregate, without duplication, of all of the following, whether absolute or contingent, matured or unmatured, direct or indirect, choate or inchoate, sole, joint, several or joint and several, similar or dissimilar, related or unrelated, due or to become due, heretofore or hereafter contracted or acquired: (i) Borrower’s obligations under the Note(s), reimbursement obligations under the Master Letter of Credit Agreement, and any renewals, extensions or modifications thereof, (ii) all obligations and liabilities of Borrower or any Subsidiary hereunder or under any other Loan Document or under any mortgage, deed of trust, agreement or instrument evidencing or securing any thereof, including without limitation those under Article VII hereof, (iii) all existing and future obligations or liabilities of Borrower or any Subsidiary to the Banks whether absolute or contingent, related or unrelated, regardless of their source or nature and out of whatever transaction arising, and (iv) Borrower’s or any Subsidiary’s obligation to pay fees to the Banks and the Agent, and to reimburse the Banks and the Agent for all out of pocket costs and expenses, including without limitation, attorneys’ fees and legal expenses, incurred by the Banks or the Agent in connection with such indebtedness, obligations and liabilities.

“Pension Benefit Plan” means any Plan which is an “employee pension benefit plan”, within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan.

“Permitted Liens” has the meaning given to that term in Section 10.04 hereof.

“Person” means an individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Plan” means any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, as well as any other employee benefit, compensation or welfare plan, program, practice, policy, agreement or arrangement, whether formal or informal.

“Prime Rate” means the interest rate which is announced by the Agent from time to time as its prime rate; the use of such term shall not imply that such rate is the lowest or best rate offered by the Agent.

“Prime Rate Interest Period” means any period of time during which the Interest Rate on a Loan is calculated with reference to the Prime Rate.

“Prime Rate Revolving Loan” means that portion of the Revolving Credit Balance for which a Prime Rate is elected.

“Priority Debt” means, without duplication, the sum of (i) all Funded Debt of Borrower secured by liens permitted by Section 10.04, and (ii) all funded Debt and Preferred Stock of Subsidiaries except Debt or Preferred Stock held by Borrower or a Wholly-Owned Subsidiary; provided that Priority Debt shall not include the obligations of a Domestic Subsidiary with respect to the Note(s) pursuant to the Subsidiary Guaranty or its obligations with respect to the Debt under the Note Purchase Agreements if and for so long as such obligations with respect to the Note(s) and the Note Purchase Agreements rank pari passu in priority in accordance with Section 9.09.

“Proceeds” has the meaning given to such term in the Uniform Commercial Code.

“Ratable Share” of any Bank means such Bank’s share of the Credit Facilities as set forth in Exhibit 2.01 hereto.

“Regulatory Change” means, with respect to any Person, any adoption or change occurring after the date of this Agreement in or of any domestic or foreign law applicable to such Person; or regulation, interpretation, directive or request (whether or not having the force of law) applicable to such Person of any court or Governmental Authority charged with the interpretation or administration of any law referred to in this clause or of any fiscal, monetary, central bank or other authority having jurisdiction over such Person.

“Related Party” means any trade or business, whether or not incorporated, which, together with Borrower, is under common control or is otherwise described in Section 414(b), (c), (m), or (o) of the Code.

“Required Banks” means (a) if only two (2) Banks are party hereto, then both Banks, or (b) if more than two (2) Banks are party hereto, then Banks holding aggregate Ratable Shares of at least sixty-six and two-thirds percent (66 2/3%); provided that, any Bank in default of its obligations under this Agreement will not be counted for purposes of determining the Required Banks.

“Responsible Officer” means any Senior Financial Officer and any other officer of Borrower with responsibility for the administration of the relevant portion of this Agreement.

“Revolving Credit Advance” means any advance made to Borrower under the Revolving Credit Facilities pursuant to Article II hereof.

“Revolving Credit Balance” has the meaning given to such term in Section 2.01(a) hereof.

“Revolving Credit Facilities” means the maximum aggregate revolving credit facilities of Thirty Million Dollars ($30,000,000) (subject to reduction under Section 2.01(e) hereof) made available under this Agreement.

“Revolving Credit Limit” means the maximum aggregate principal amount of the Revolving Credit Facilities made available hereunder in Section 2.01(a).

“Revolving Credit Note(s)” means the note(s) evidencing the Borrower’s obligation to repay Revolving Credit Advances, in the form of Exhibit 2.02 hereto.

“Revolving Credit Termination Date” means June 30, 2008; or such other date to which the Revolving Credit Facilities have been extended in the sole discretion of the Banks or on which they have been terminated in accordance with the terms of this Agreement.

“Senior Notes” means those notes issued pursuant to the Note Purchase Agreements.

“Subsidiary” means any corporation, partnership or other entity of which Borrower owns more than 50% in beneficial interest, directly or indirectly.

“Subsidiary Stock” means the stock or other equity interests (or any options or warrants to purchase stock or equity interests or other agreements or instrument exchangeable for or convertible into stock or equity interests) of any Subsidiary.

“Surety Agreement” shall mean that form of Surety Agreement attached hereto as Exhibit 7.01(d).

“Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Subsidiary Stock, but excluding cash or marketable securities. For purposes of determining the application of the Net Proceeds Amount in respect of any Transfer, Borrower may designate any Transfer as one or more separate Transfers each yielding a separate Net Proceeds Amount. In any such case, the Disposition Value of any property subject to each such separate Transfer shall be determined by ratably allocating the aggregate Disposition Value of all property subject to all such separate Transfers to each such separate Transfer on a proportionate basis.

“Uniform Commercial Code” means the Uniform Commercial Code as enacted from time to time in the Commonwealth of Pennsylvania or such jurisdiction the law of which governs to the extent set forth in 13 Pa. C.S.A. §9103.

“Welfare Benefit Plan” means any “employee welfare benefit plan” within the meaning of Section 3(l) of ERISA, including any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of Borrower and Borrower’s other Wholly-Owned Subsidiary at such time.

Section 1.02 Accounting Terms. All financial terms not specifically defined herein shall be construed, and all financial data submitted pursuant to this Agreement shall be prepared, in accordance with GAAP applied in a manner consistent with the application of GAAP in the preparation of the Financial Statements.

ARTICLE II

THE REVOLVING CREDIT FACILITIES

Section 2.01 Amount and Nature of Revolving Credit Facilities.

(a) Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants herein contained, each Bank severally (but not jointly) agrees to make a revolving credit facility (the “Revolving Credit Facilities”) available to Borrower in an aggregate principal amount not to exceed such Bank’s Ratable Share of Thirty Million Dollars ($30,000,000) (as reduced pursuant to Section 2.01(e)) (the “Revolving Credit Limit”). At any time and from time to time, Borrower may borrow, repay, reborrow such amounts in cash, and may request from time to time the issuance of Letters of Credit by the Agent pursuant to the Letter of Credit Facility, subject at all times to the Revolving Credit Limit, but only until the Revolving Credit Termination Date, at which time the entire unpaid principal balance of cash advances from time to time outstanding under the Revolving Credit Facilities (the “Revolving Credit Balance”) and all Letter of Credit Obligations shall be repaid to the Agent for the account of the Banks (in the case of unmatured Letter of Credit Obligations, an amount equal thereto shall be paid to the Agent in cash as collateral therefor), together with accrued interest, and the Revolving Credit Facilities shall terminate. Borrower shall pay interest on the Revolving Credit Balance from the date hereof until such unpaid principal balance has been repaid in full, payable in arrears in accordance with Section 2.04 hereof.

(b) Each Revolving Credit Advance shall be in the minimum amount of $100,000 for Prime Rate Revolving Loans and LIBOR Market Index Rate Revolving Loans and $500,000 for LIBOR Revolving Loans.

(c) The aggregate amount available to be drawn under outstanding Letters of Credit, plus the aggregate amount of unreimbursed drawings under Letters of Credit (collectively, the “Letter of Credit Balance”), shall at no time exceed Five Million Dollars ($5,000,000), and the sum thereof and the Revolving Credit Balance shall at no time exceed the Revolving Credit Limit.

(d) The Borrower may at any time request in writing to the Agent that the Revolving Credit Termination Date be extended for one full year anniversary of the Closing. The Agent will promptly distribute such notice to the Banks. If the Banks unanimously, in writing and in the exercise of their sole discretion, agree to such extension within thirty (30) days after the Agent shall have received the written request from the Borrower, the Agent shall advise the Borrower and the Banks, in writing, that the Revolving Credit Termination Date has been so extended and this Agreement shall be deemed amended to such extent.

(e) The Borrower may at any time and from time to time reduce the Revolving Credit Limit, pro rata among the Banks, by three (3) Business Days prior written notice to the Agent, provided that, (i) each such reduction shall be in an amount which is a multiple of at least $1,000,000, (ii) once reduced, the Revolving Credit Limit may not be increased, and (iii) such notice shall be accompanied by repayment of the Revolving Credit Balance and/or payment to the Agent of cash collateral for outstanding Letters of Credit in an aggregate amount at least equal to any excess of the sum of the Revolving Credit Balance and the Letter of Credit Balance over the Revolving Credit Limit, as reduced, with accrued interest thereon and in accordance with Section 5.01 hereof.

Section 2.02 Revolving Credit Notes.

(a) The obligation of the Borrower to repay to the Banks the Revolving Credit Balance and the Letter of Credit Balance shall be evidenced by separate notes of the Borrower, payable to the order of each Bank, in accordance with such Bank’s respective Ratable Share (the “Revolving Credit Notes”), in the aggregate principal amount of Thirty Million Dollars ($30,000,000) and otherwise in the form of Exhibit 2.02 attached hereto.

(b) Each Bank may record on its Revolving Credit Note or on schedules thereto the date and amount of each Revolving Credit Advance made by it and the date and amount of each payment of principal made with respect thereto, or may maintain computer or other records reflecting such information. The records of the Agent and the Banks with respect to the foregoing information shall be presumed to be correct absent manifest error.

Section 2.03 Making of Revolving Credit Advances.

(a) Borrower may, by telephone or telefax, request a Revolving Credit Advance from the Banks. This request shall be promptly confirmed in writing by the submission of a Credit Request, in the form attached hereto as Exhibit 2.03 (a “Credit Request”). Subject to the Revolving Credit Limit, each draw on a Letter of Credit shall automatically constitute a Credit Request for a Revolving Credit Advance in the amount of the amount so drawn. Borrower shall notify the Agent no later than 10:00 a.m., Philadelphia time:

(i) On the day, which must be a Business Day, of each proposed Revolving Credit Advance to be made either as a Prime Rate Revolving Loan or a LIBOR Market Index Rate Revolving Loan, specifying the date and amount of the proposed Prime Rate Revolving Loan or a LIBOR Market Index Rate Revolving Loan, and the Agent shall promptly notify each other Bank of the proposed Prime Rate Revolving Loan or a LIBOR Market Index Rate Revolving Loan; and

(ii) At least three (3) Business Days before the borrowing date for each proposed Revolving Credit Advance to be made as a LIBOR Revolving Loan, specifying the date and the amount of the proposed LIBOR Revolving Loan and the length of the proposed LIBOR Interest Period, and the Agent shall in turn promptly notify each other Bank of the proposed LIBOR Revolving Loan.

(b) By 2:00 p.m., Philadelphia time, on the borrowing date for each proposed Revolving Credit Advance (including those arising by reason of a Letter of Credit draw), each Bank shall make available to the Agent, at 123 South Broad Street, Philadelphia, PA 19109, in funds immediately available to the Agent, such Bank’s Ratable Share of such Revolving Credit Advance. Upon receipt of such funds by the Agent and upon the Borrower’s fulfillment of the applicable conditions set forth in Article VIII hereof, the Agent will immediately make such funds available to the Borrower. The Agent shall have no obligation to make funds available to the Borrower in excess of amounts received by it from the Banks; provided, however, that if one or more Banks fail to make available to the Agent such Bank’s Ratable Share of such Revolving Credit Advance and the Agent in its discretion elects to advance the full amount of the Revolving Credit Advance requested by the Borrower, the Borrower shall be obligated to repay to the Agent for the Agent’s account the amount, with interest, so advanced by the Agent and not advanced by the Bank(s) in amounts and at the times the Borrower otherwise would be obligated to repay such Revolving Credit Advance.

Section 2.04 Interest On Revolving Credit Balance.

(a) Borrower may elect, in accordance with the terms and conditions set forth herein, to pay interest on the Revolving Credit Balance or one or more portions thereof hereunder calculated in accordance with the Prime Rate, the Adjusted LIBOR Market Index Rate or the Adjusted LIBOR Rate except that Borrower may not have more than six (6) different Interest Rates outstanding under the Revolving Credit Facilities at any one time.

(b) Borrower shall pay interest on the unpaid principal amount of the Revolving Credit Balance as follows:

(i) For Prime Rate Revolving Loans and LIBOR Market Index Rate Revolving Loans, for the period that begins on the applicable Effective Date and that ends on the last day of the Prime Rate Interest Period or the LIBOR Market Index Rate Interest Period, as applicable, at an annual rate equal to the Prime Rate or the Adjusted LIBOR Market Index Rate, as applicable, payable (A) in arrears on the last day of each month, beginning on the first of such dates after the applicable Effective Date and (B) on the last day of the Prime Rate Interest Period or the LIBOR Market Index Rate Interest Period, as applicable; and

(ii) For LIBOR Revolving Loans, for the period that begins on the Effective Date and that ends on the last day of the LIBOR Interest Period, at an annual rate equal to the Adjusted LIBOR Rate applicable to the LIBOR Interest Period. Interest on LIBOR Revolving Loans shall be payable in arrears if the applicable LIBOR Interest Period is thirty (30), sixty (60) or ninety (90) days long, on the last day of the LIBOR Interest Period.

(c) Notwithstanding the above, the Revolving Credit Balance shall bear interest at the Prime Rate unless Borrower elects, in accordance with Section 3.01 below, to pay interest on all or a portion of the Revolving Credit Balance at the Adjusted LIBOR Market Index Rate or the Adjusted LIBOR Rate. Each LIBOR Market Index Rate Revolving Loan or LIBOR Loan as to which Borrower has elected an Adjusted LIBOR Market Index Rate or an Adjusted LIBOR Rate, as applicable, shall continue to bear interest at such rate until the expiration of the Interest Period selected as being applicable thereto pursuant to Section 3.02. The rate of interest on the Revolving Credit Notes shall be calculated as set forth in Articles III and IV hereof and shall be subject to any adjustments due to the continuance of a Default.

Section 2.05 Issuance of Letters of Credit. Borrower may request the issuance of a Letter of Credit by a submission to the Agent of a Credit Request and any application or other document required by the Master Letter of Credit Agreement, which shall govern all matters relative to the Letters of Credit and shall be in the form attached hereto as Exhibit 2.05A. Letters of Credit to be issued pursuant to the provisions of Section 2.01(c) herein shall either be (a) trade letters of credit with expiry dates not to exceed the sooner of one hundred eighty (180) days or the Revolving Credit Termination Date or (b) stand-by letters of credit with expiry dates not to exceed the Revolving Credit Termination Date. All Letters of Credit issued by First Union on behalf of the Borrower and outstanding on August 21, 1998 are listed on Exhibit 2.05B. Such Letters of Credit shall be deemed to be Letters of Credit under this Agreement and the Master Letter of Credit Agreement.

Section 2.06 Participation in Letters of Credit. Each Bank hereby purchases a participation, in accordance with its Ratable Share, in all Letters of Credit including the Letters of Credit issued by First Union on behalf of the Borrower and outstanding on August 21, 1998. In the event of a Letter of Credit draw which is deemed to be a Revolving Credit Advance under Section 2.03, each Bank shall pay to the Agent, in immediately available funds, such Bank’s Ratable Share as set forth in Section 2.03. In the event of any draw under a Letter of Credit which is not immediately reimbursed to the Agent by the Borrower, by a Revolving Credit Advance or otherwise, each Bank shall immediately pay to the Agent, in immediately available funds, such Bank’s Ratable Share of such draw.

Section 2.07 Use of Proceeds. Subject to Article X hereof, Borrower will use the proceeds of the Revolving Credit Facilities to (a) refinance Borrower’s current obligations to the Bank pursuant to the Original Credit Agreement, (b) fund Borrower’s working capital requirements, and (c) fund Borrower’s general corporate requirements, including, but not limited to the redemption of shares of Borrower’s capital stock.

ARTICLE III

INTEREST RATE ELECTIONS AND INTEREST PERIODS

Section 3.01 Interest Rate Elections.

(a) Subject to the terms and conditions set forth herein, Borrower may, by telephone or telefax (promptly confirmed in writing by an Interest Rate Election Notice delivered to the Agent, in the form attached as Exhibit 3.01 hereto), elect that the Revolving Credit Balance or one or more portions thereof bear a particular Interest Rate or be converted from one Interest Rate to another, or continue at the same Interest Rate. Such notice shall also specify the Interest Period elected by the Borrower for such balance or portion thereof. Each Interest Rate Election Notice shall be irrevocable and shall be delivered to the Agent not later than 10:00 A.M., Philadelphia time:

(i) For a Prime Rate Loan or a LIBOR Market Index Rate Revolving Loan, on the same Business Day as the proposed Effective Date for such Prime Rate Loan or LIBOR Market Index Rate Revolving Loan; and

(ii) For a LIBOR Loan, at least three (3) Business Days prior to the proposed Effective Date for such Loan.

(b) (i) Each Prime Rate Revolving Loan and each LIBOR Market Index Rate Revolving Loan shall be in an aggregate principal amount of $100,000 or a multiple of $50,000 in excess thereof, and any Prime Rate Revolving Loan or LIBOR Market Index Rate Revolving Loan which is converted from a LIBOR Loan shall be in an aggregate principal amount of $100,000 or multiples of $50,000 in excess thereof (provided, however, that, following such conversion, the amount remaining as a LIBOR Loan shall not be less than $500,000); and

(ii) Each LIBOR Revolving Loan shall be in an aggregate principal amount of $1,000,000 or a multiple of $500,000 in excess thereof.

(c) Notwithstanding the foregoing:

(i) In the case of conversion of a LIBOR Revolving Loan to a Loan bearing interest at a different Interest Rate, the Effective Date for the new Interest Period may not be any day other than the day after the expiration of the Interest Period relating to the Loan being converted;

(ii) At the end of any applicable LIBOR Interest Period, the relevant LIBOR Revolving Loan will convert to a Prime Rate Revolving Loan unless the Borrower notifies the Bank pursuant to an Interest Rate Election Notice that Borrower is selecting a new Interest Rate option and a new Interest Period; and

(iii) At no time shall there be outstanding more than six (6) different Interest Rates outstanding under the Revolving Credit Facilities.

Section 3.02 Interest Periods.

(a) In the case of Prime Rate Revolving Loans, the Prime Rate Interest Period shall be any period of time during which the Interest Rate on a Loan is not calculated with reference to the Adjusted LIBOR Rate or the Adjusted LIBOR Market Index Rate. In the case of LIBOR Market Index Rate Revolving Loans, the LIBOR Market Index Rate Interest Period means any period of time during which the Interest Rate on a Loan is calculated with reference to the Adjusted LIBOR Market Index Rate.

(b) In the case of LIBOR Revolving Loans, the LIBOR Interest Period shall mean the period commencing on the date such Loan is made and ending, as the Borrower may select, pursuant to Section 2.04, on the thirtieth (30th), sixtieth (60th) and ninetieth (90th) day thereafter.

(c) Notwithstanding the above:

(i) Any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) Any Interest Period that begins before the Revolving Credit Termination Date and would otherwise end after the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date; and

(iii) Interest shall accrue from and including the first day of each Interest Period (which must be a Business Day) to, but excluding, the day on which such Interest Period expires.

Section 3.03 Procedures Applicable to Interest Rates.

(a) The Agent shall determine each Interest Rate hereunder in accordance with Article IV and its determination thereof shall be conclusive in the absence of manifest error.

(b) If Borrower has failed to elect properly the Adjusted LIBOR Market Index Rate the Adjusted LIBOR Rate with the applicable Interest Period for the Revolving Credit Balance or any portion thereof, and the Agent so informs Borrower, then Borrower shall be deemed to have waived its rights hereunder and to have requested that the Prime Rate shall apply to such balance or portion thereof until Borrower shall have given a proper Interest Rate Election Notice.

ARTICLE IV

CALCULATION OF ADJUSTED LIBOR RATE

Section 4.01 Adjusted LIBOR Rate. The “Adjusted LIBOR Rate” applicable to any LIBOR Interest Period means the rate of interest determined pursuant to the following formula:

R	=	[ LIBOR Rate ] + Z [ 1.00 X ]

R X Z	= = =	Adjusted LIBOR Rate Eurocurrency Reserve Requirement Applicable Margin

“Eurocurrency Reserve Requirement” means, for any LIBOR Loan for any LIBOR Interest Period relating thereto, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such LIBOR Interest Period under Regulation D by member banks of the Federal Reserve System for new non personal time deposits in the amount of $100,000 or more and with a maturity comparable to the LIBOR Interest Period of such LIBOR Loan. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirements shall reflect any other reserves required to be maintained by such member bank against any category of liabilities which includes deposits by reference to which the LIBOR Interest Rate for LIBOR Loans is to be determined; or any category of extension of credit or other assets that include LIBOR Loans.

“Applicable Margin” shall be calculated as set forth below and shall automatically change as the ratio of Consolidated Funded Debt to Consolidated EDITDA changes (Consolidated EBITDA shall be the sum of quarterly EBITDA for the most recent four (4) quarters), provided that, for purposes of this calculation, Consolidated Funded Debt shall be net of cash and cash equivalents shown on Borrower’s consolidated financial statements as of the date of such calculation:

Consolidated Funded Debt/Consolidated EBITDA	Applicable Margin

<.5x	65 bps

>=.5x<1.50x	85 bps

>=1.50x<2.00x	110 bps

>=2.00x	150 bps

Section 4.02 Special Provisions for LIBOR Loans.

(a) If any Regulatory Change shall make it (or in the good faith reasonable judgment of any Bank shall raise a substantial question as to whether it is) unlawful for any Bank to make, maintain or fund LIBOR Loans, then (i) such Bank shall promptly notify the Agent and the Agent shall promptly notify each of the other parties hereto, (ii) the obligation of all Banks to make or maintain LIBOR Loans shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness (or until such Bank is no longer a party to this Agreement), and (iii) on the last day (or, if earlier, on such date as may be required by the Regulatory Change) of the Interest Period(s) for each borrowing of LIBOR Loans, such LIBOR Loans shall be repaid in full, or if not so repaid, converted automatically to Prime Rate Loans (unless such Bank is no longer a party to this Agreement on such date(s)). Any Bank that has given a notice of unlawfulness pursuant to clause (i) of the foregoing sentence shall rescind such notice promptly upon the cessation of such unlawfulness by giving notice to each of the other parties hereto.

(b) If prior to the first day of any Interest Period for any LIBOR Loans:

(i) The Agent determines (which determination shall be binding and conclusive on all parties) that deposits (in the applicable amounts) are unavailable or are not generally being offered in the relevant market for such Interest Period or that by reason of circumstances affecting the relevant markets adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or

(ii) Any Bank advises the Agent that (A) the LIBOR Rate, as determined by the Agent, will not adequately and fairly reflect that cost to such Bank of maintaining or funding such Loans or (B) that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Bank materially affects such Loans;

then, the Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, no Bank shall be under any obligation to make LIBOR Loans so affected.

(c) If any Regulatory Change:

(i) Shall subject any Bank (or any lending office of such Bank) to any tax, duty or other charge with respect to its LIBOR Loans hereunder or its obligation to make LIBOR Loans hereunder, or shall change the basis of taxation of payments to any Bank (or any lending office of such Bank) of the principal of or interest on its LIBOR Loans or any other amounts due under this Agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans hereunder (except for changes in the rate of tax on the overall net income of such Bank or its lending office imposed by the jurisdiction in which such Bank’s principal executive office or lending office is located); or

(ii) Shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of the LIBOR Rate for any applicable Loan), special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or any lending office of such Bank) with respect to its LIBOR Loans or obligations hereunder to make LIBOR Loans; or

(iii) Shall impose on any Bank (or any lending office of such Bank) any other condition affecting its LIBOR Loans, or its obligations hereunder to make LIBOR Loans;

and the result of any of the foregoing is to increase the cost to (or to impose a cost on) such Bank (or any lending office of such Bank) of making or maintaining any LIBOR Loan hereunder, or to reduce the amount of any sum received or receivable by such Bank (or any lending office of such Bank) under this Agreement or under its Notes with respect thereto, within ten (10) Business Days after receipt of written demand by such Bank, the Borrower shall pay directly to such Bank such additional amount or amounts as will (in the reasonable determination of such Bank) compensate such Bank for such increased cost or such reduction; provided that, upon notice thereof by any Bank, Borrower may repay in full such LIBOR Loans or convert such LIBOR Loans to Prime Rate Loans without incurring any additional costs under subsection (e)(i) below. Notwithstanding the above, to the extent that such Bank can without unreasonable expense or any other disadvantage (as determined by such Bank), shift such Loan to another office which would not be subject to such requirements, such Bank will make reasonable efforts to effectuate such change. A certificate of any Bank setting forth the amount or amounts (including calculations thereof in reasonable detail) necessary to compensate such Bank as set forth in this Section 4.04(c) shall be submitted by such Bank to the Agent and the Borrower and shall, in the absence of manifest error, be conclusive and binding on the Borrower.

(d) In the event any Bank shall have reasonably determined (which determination shall be binding and conclusive on all parties) that Section 4.02(c) might become applicable, then, such Bank shall promptly notify the other parties thereof and, so long as the circumstances giving rise to such determination shall continue, no Bank shall be under any obligation to make any LIBOR Loans.

(e) In the event any Bank shall incur any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Bank to make or maintain any portion of any LIBOR Loan hereunder as a result of:

(i) Any payment or prepayment of the principal amount of any LIBOR Loan hereunder on a date other than the scheduled last day of the Interest Period applicable thereto (except as provided in Section 5.04); or

(ii) Any LIBOR Loan hereunder not being borrowed in accordance with the Credit Request or Interest Rate Election Notice therefor;

then, within ten (10) Business Days after receipt by the Borrower of written demand by such Bank, the Borrower shall pay directly to such Bank such amount as will (in the reasonable determination of such Bank) reimburse such Bank for such loss or expense. A statement as to any such loss or expense (including calculations thereof in reasonable detail) shall be submitted by such Bank to the Agent and the Borrower and shall, in the absence of manifest error, be conclusive and binding on the Borrower.

(f) (i) (A) If any Bank shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or any lending office of such Bank) or such Bank’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of the Bank’s holding company if any, as a consequence of the LIBOR Loans made by such Bank pursuant hereto to a level below that which such Bank or its holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time the Borrower shall pay to such Bank on demand such additional amount or amounts as will compensate such Bank or its holding company for any such reduction suffered; provided, however, that the foregoing shall be applicable only to the extent that such Bank makes similar assessments against other borrowers similarly situated.

(B) A certificate of such Bank setting forth such amount or amounts and such details as reasonably requested by the Borrower as shall be necessary to compensate such Bank or its holding company as specified above shall be delivered to the Borrower and shall be conclusive, absent manifest error. The Borrower shall pay such Bank the amount shown as due on any such certificate delivered by such Bank within ten (10) days after the Borrower’s receipt of the same.

(C) Failure on the part of any Bank to demand compensation for increased costs (excluding overhead) or reduction in amounts received or receivable or reduction in return on capital with respect to any period within one hundred and eighty (180) days prior to demand shall not constitute a waiver of such Bank’s right to demand compensation with respect to such period or any other period.

(ii) If any governmental action described in subsection (f)(i) above is successfully challenged by any Person, and as a consequence thereof any Bank becomes entitled to recover any costs with respect to which it has been compensated by the Borrower, such Bank shall promptly repay the Borrower such amount as it shall have received from the Borrower by way of such compensation.

(g) In the event Borrower shall have requested a quotation of an Adjusted LIBOR Rate and the Agent shall have reasonably determined that Eurodollar deposits equal to the amount of the specified balance, balances or portion and for the Interest Period specified are unavailable or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining an Adjusted LIBOR Rate applicable to the specified Interest Period and therefore that a LIBOR Loan cannot be made at such time, the Agent shall promptly give notice of such determination to Borrower. A determination by the Agent hereunder shall be conclusive and binding upon Borrower.

(h) In the event that it becomes unlawful for the Agent or any Bank to maintain Eurodollar deposits sufficient to fund any balance or portion subject to an Adjusted LIBOR Rate, then the Agent or any Bank shall immediately notify Borrower that the Agent’s or any Bank’s obligations hereunder to apply the Adjusted LIBOR Rate to any balance or portion shall be suspended until such time as the Agent or any Bank may again cause an Adjusted LIBOR Rate to be applicable to any balance or portion which shall then be subject to the Prime Rate.

Section 4.03 Default Rate. Notwithstanding any other provision hereof to the contrary, any principal, and to the extent permitted under applicable law, interest, of or on the Revolving Credit Balance and any other Obligation to the Banks or the Agent which is not paid in full when due shall bear interest at a rate per annum not to exceed two percent (2%) per annum in excess of the greater of (a) the Prime Rate or (b) the Adjusted LIBOR Market Index Rate, in effect from time to time; provided that no interest shall accrue hereunder in excess of the maximum rate permitted by law. Such Default Rate shall change immediately whenever there is a change in the Prime Rate or the Adjusted LIBOR Market Index Rate, and such interest shall be payable by Borrower on demand.

ARTICLE V

REPAYMENTS AND PREPAYMENTS; GENERAL

MATTERS WITH RESPECT TO THE CREDIT FACILITIES

Section 5.01 Optional Principal Repayments. Subject to the other terms and conditions set forth herein:

(a) Borrower shall have the right from time to time, and at any time, by one (1) Business Day’s prior written notice to the Agent, to repay in whole or part any Prime Rate Loans or LIBOR Market Index Rate Revolving Loans then outstanding.

(b) Subject to Article IV, Borrower shall have the right from time to time, and at any time, by one (1) Business Day’s prior written notice to the Agent, to repay in whole or in part any LIBOR Loans then outstanding.

(c) Upon receipt of a notice of optional repayment of any Loan pursuant to this Section 5.01, the Agent shall notify each Bank of the contents thereof and of such Bank’s Ratable Share of such repayment and such notice of optional repayment shall not thereafter be revocable.

Section 5.02 Mandatory Repayments of Credit Facilities.

(a) On the Revolving Credit Termination Date, Borrower shall repay in full the aggregate outstanding principal amount of all Revolving Credit Notes and all other Obligations, including a payment equal to the aggregate undrawn stated amounts of all outstanding Letters of Credit.

Section 5.03 Computation of Interest. Interest on all Credit Facilities and on any other amounts due to the Agent or the Banks pursuant to this Agreement shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

Section 5.04 General Provisions as to Payments and Prepayments. Borrower shall make each payment with respect to any Loan or other Obligation hereunder, whether principal or interest, whether due at the date of maturity thereof or by declaration, acceleration or otherwise, and each mandatory and optional prepayment or repayment hereunder, not later than 12:00 noon on the date when due, in Federal or other funds immediately available in Philadelphia, Pennsylvania, to the Agent at its address following its signature hereto, or at such other address as the Agent shall by notice in writing advise Borrower. Borrower hereby irrevocably authorizes the Agent and each Bank to charge, without prior notice to Borrower, the entire balance in any account of Borrower with any Bank, during the continuance of any Default, to make payments on any Obligations then due. Any payment so charged shall be promptly paid over to the Agent for application to the Obligations in accordance with Section 11.02(b) hereof.

Section 5.05 Payment on Non Business Day. Whenever any payment to be made pursuant to this Agreement or the Notes or any other Loan Document shall be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or other amounts due hereunder or under such Note or Loan Document, as the case may be.

Section 5.06 Independent Certified Public Accountants. All references herein to independent certified public accountants of Borrower shall mean KPMG LLP or such other independent public accountants of recognized standing selected by Borrower which are commonly referred to as the Big Four.

Section 5.07 Reference to Time. All references to a time of day herein shall be deemed to be references to the time in Philadelphia, Pennsylvania, unless otherwise specified.

ARTICLE VI

FEES AND INDEMNIFICATIONS

Section 6.01 Unused Facility Fee. Borrower shall pay to the Agent, to be distributed by the Agent to each Bank according to its Ratable Share, a nonrefundable unused facility fee equal to .125% on the amount of any and all unused Credit Facilities, payable quarterly in arrears, with the first payment due on July 1, 2006 and thereafter, on the first day of each October, January and April thereafter and on the Revolving Credit Termination Date.

Section 6.02 Letters of Credit Fee. Borrower hereby agrees to pay to the Agent, to be distributed by the Agent to each Bank according to its Ratable Share, a letter of credit commission (a) for standby Letters of Credit issued on or after March 6, 2004 or any renewals of standby Letters of Credit issued prior to March 6, 2004, at a rate equal to the Applicable Margin in effect at the time of the issuance or renewal of any Letter of Credit, and (b) for trade Letters of Credit issued (i) prior to March 6, 2004 (and any subsequent renewals of such Letters of Credit) or (ii) on or after March 6, 2004, at the rate of one-quarter percent (1/4%) per annum of the face amount of each trade Letter of Credit for the period (including renewal periods) during which any such Letter of Credit is outstanding.

Section 6.03 Other Fees and Reimbursements. Borrower agrees, in consideration of the Credit Facilities:

(a) To pay such funds as shall be required to reimburse all reasonable and necessary out of pocket fees and expenses (including without limitation legal expenses) incurred by the Agent and the Banks in connection with the amendment, administration and enforcement of the Loan Documents and/or the enforcement and protection of the Agent’s and the Banks’ rights hereunder and thereunder, before or after any Default, payable promptly after receipt of the invoice therefor; and

(b) To indemnify, defend and hold harmless the Agent and each of the Banks, and each of their directors, officers, employees and agents, on demand, from and against any and all losses, claims, obligations, damages, liabilities, expenses or disbursements of any kind and nature whatsoever (including but not limited to reasonable fees and disbursements of counsel, interest, penalties, and amounts paid in settlement) (“Losses”) which may be imposed on, incurred by or asserted against the Agent or any Bank, or any director, officer, employee or agent thereof, in any way related to or arising out of (i) this Agreement or the Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents, and (ii) any of the operations of Borrower and its Subsidiaries and the use of their properties, whether owned or leased, including without limitation any claim or other loss arising under any applicable environmental laws and regulations whether or not the Agent shall have exercised any right to take possession of any property; all of the foregoing shall apply notwithstanding any negligence of the Agent, any Bank or any director, officer, employee or agent thereof, or any action taken or omitted by such party; except only such Losses which Borrower proves were clearly and directly a result of such party’s gross negligence or willful misconduct.

ARTICLE VII

CONDITIONS OF LENDING

The Banks shall not make the Credit Facilities available on the Closing Date and shall not make any Revolving Credit Advances or issue any Letters of Credit on or after the Closing Date, unless and until each of the following events shall have occurred, and each of the following documents shall have been received by the Banks, in form and substance reasonably satisfactory to the Banks, and duly executed and/or notarized by the intended signatories thereto, and when appropriate, in proper form for filing or recording:

Section 7.01 Execution of Principal Loan Documents. Upon or prior to the execution and delivery of this Agreement, the Agent must receive:

(a) The Third Amended and Restated Credit Agreement;

(b) For each Bank, a Revolving Credit Note, dated the date hereof, and complying with the provisions of Section 2.02;

(c) The Master Letter of Credit Agreement;

(d) A Surety Agreement with respect to the Obligations and a related Subrogation and Contribution Agreement executed by each Subsidiary of Borrower listed on Exhibit 7.01(d) hereof; and

(e) Copies of the Senior Notes as executed and evidence that Borrower has received the funds relating thereto.

Section 7.02 Ancillary Loan Documents.

(a) A favorable opinion of counsel for Borrower as to such matters as the Banks may reasonably request;

(b) A certificate, dated the Closing Date, of a responsible officer of Borrower and each Subsidiary certifying as true and correct (i) the certificate of incorporation, as certified by the Secretary of State of the state of incorporation, of Borrower and each Subsidiary; (ii) good standing certificates with respect to Borrower and each Subsidiary from the Secretary of State of the state in which Borrower and each Subsidiary are incorporated and in each state in which Borrower and each Subsidiary are required to qualify to do business; (iii) the bylaws of Borrower and each Subsidiary, (iv) the names, incumbency and signatures of the officers of Borrower and each Subsidiary authorized to execute this Agreement and the Loan Documents, upon which the Banks may conclusively rely until they shall receive a further certificate of Borrower and each Subsidiary amending the prior certificate, (v) resolutions of the Board of Directors of the Borrower and each Subsidiary, authorizing, as appropriate, the consummation of the Loans, and all related transactions and the execution of this Agreement and the Loan Documents and all documents related thereto, (vi) all documents evidencing other necessary corporate action and governmental and other approvals, if any, with respect to the foregoing transactions;

(c) A true and complete Compliance Certificate, dated the Closing Date, executed by Borrower certifying that (i) no Event of Default has occurred and is continuing, (ii) there has been no material adverse change in the Borrower’s consolidated business, operations, properties or condition, financial or otherwise, since December 31, 2005, and (iii) all representations, warranties and covenants made by Borrower in the Agreement are true and correct in all material respects (except that with respect to the Exhibits to this Agreement, there has been no material adverse change in such Exhibits since the date of the most recent annual update of such Exhibits pursuant to Section 9.03(a)(ii), and all conditions precedent to the Banks’ obligations thereunder, have been satisfied or waived by the Agent in writing; and.

Section 7.03 Financial Information.

(a) The Financial Statements.

Section 7.04 Advances and Letters of Credit. The Banks and the Agent shall not make any Revolving Credit Advances or issue any Letter of Credit unless and until the Agent has received:

(a) A properly completed Credit Request from the Borrower; and

(b) If the Agent shall so request, in its discretion, a true and complete Compliance Certificate from the Borrower, dated the date of the Credit Request certifying that (i) no Event of Default has occurred and is continuing and (ii) there has been no material adverse change in the Borrower’s consolidated business, operations, properties financial condition, assets or nature of assets, since the date of the last financial statement, and (iii) all representations, warranties and covenants made by Borrower in the Agreement are true and correct in all material respects (except that with respect to the Exhibits to this Agreement, there has been no material adverse change in such Exhibits since the date of the most recent annual update of such Exhibits pursuant to Section 9.03(a)(ii) herein), and all conditions precedent to the Banks’ obligations thereunder, have been satisfied or waived by the Agent in writing.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Agent and the Banks as follows:

Section 8.01 Organization and Authority. Borrower and each Subsidiary are a corporation duly organized, validly existing and in good standing under the laws of their respective state of incorporation or organization with full power and authority to own and operate their respective properties and to carry on their respective businesses as and where presently conducted, to enter into and to perform their respective obligations under this Agreement and the Loan Documents, and to consummate the transactions contemplated hereby and thereby. Borrower and each Subsidiary are duly qualified or otherwise authorized to do business as a foreign corporation or partnership and are in good standing in the jurisdictions set forth in Exhibit 8.01, which are the only jurisdictions (domestic or foreign) in which the businesses of Borrower and each Subsidiary are conducted or the assets of Borrower and each Subsidiary are located and in which such qualification or authorization is required by law and with respect to which the failure to so qualify or be authorized would have a material adverse effect on the properties, assets, business, operations or financial condition of Borrower and each Subsidiary. Except as shown in Exhibit 8.01, neither Borrower nor any Subsidiary has any direct or indirect equity interest in any corporation, partnership, joint venture or other entity or business enterprise other than non business passive investments or the ownership of five percent (5%) or less of any class of stock of a corporation that is listed for trading on a national stock exchange or the NASDAQ system.

Section 8.02 Authorization and Binding Nature of Loan Documents. The execution, delivery and performance of this Agreement and of the Loan Documents by Borrower and each Subsidiary have been duly authorized by all necessary actions, and this Agreement and the Loan Documents have been duly executed and delivered by Borrower and each Subsidiary and constitute the valid, binding and enforceable obligations of Borrower and each Subsidiary, subject to bankruptcy, insolvency and other similar laws and to general equitable principles.

Section 8.03 No Conflicts.

(a) The execution, delivery and performance of this Agreement and the Loan Documents by Borrower and each Subsidiary and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice) (i) conflict with the Articles of Incorporation or By Laws of Borrower or any Subsidiary; (ii) conflict with, or result in the breach or termination of, or constitute a default under, (A) any authorization, permit, lease, agreement, contract, commitment or other instrument, or (B) any order, judgment, injunction or decree of any court or Governmental Authority, foreign or domestic, to which Borrower or any Subsidiary is a party or by which any of Borrower’s or any Subsidiary’s assets or properties are bound, where such conflict, breach, termination or default could have a material adverse effect on Borrower’s or any Subsidiary’s ability to consummate the transactions to be performed by it pursuant to this Agreement and the Loan Documents, or upon the properties, assets, business, operations or financial condition of Borrower and its Subsidiaries taken as a whole; (iii) to its knowledge, constitute a violation of any law, statute or regulation of any Governmental Authority, domestic or foreign, applicable to Borrower or any Subsidiary, the enforcement of which could have a material adverse effect on Borrower’s or any Subsidiary’s ability to consummate the transactions to be performed by it pursuant to this Agreement and the Loan Documents, or upon the properties, assets, business, operations or financial condition of Borrower and its Subsidiaries taken as a whole; (iv) result in the creation of any material lien, charge or encumbrance upon any of Borrower’s or any Subsidiary’s assets (other than those created hereunder); or (v) except as set forth in Exhibit 8.03, give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to Borrower’s or any Subsidiary’s assets.

(b) Except as set forth in Exhibit 8.03, neither Borrower nor any Subsidiary has received any notice of violation of, and neither Borrower nor any Subsidiary is in violation of, any applicable law, statute, ordinance, order, rule or regulation, or any judgment entered by any federal, state, local or foreign court or Governmental Authority, relating in each case to the operation, conduct or ownership of the properties or businesses of Borrower and each Subsidiary, the failure to comply with which could have a material adverse effect on the properties, assets, business, operations or financial condition of Borrower and its Subsidiaries taken as a whole, including but not limited to the federal antitrust laws, the state antitrust laws, the federal securities laws, the state securities laws (so called “Blue Sky” and similar laws), the Occupational Safety and Health Act, and all other federal, state or local laws, regulations or ordinances pertaining to the businesses of the Borrower and each Subsidiary.

(c) Except as set forth in Exhibit 8.03, (i) no proceeding is pending or, to Borrower’s knowledge, threatened by any Person seeking to revoke or deny the renewal of any authorization or permit necessary to the current operations of Borrower and each Subsidiary; and (ii) neither Borrower nor any Subsidiary has been advised by any relevant authority that any authorization or permit necessary to the current operations of Borrower and each Subsidiary will not in the ordinary course be renewed upon its expiration or that, by virtue of the transactions contemplated hereby, the authorizations or permits necessary to the current operations of Borrower and each Subsidiary will not be granted or renewed where, with respect to clauses (i) or (ii) above, the revocation, denial or failure to renew or obtain any such authorization or permit, individually or in the aggregate, would have a material adverse effect on the properties, assets, business, operations or financial condition of Borrower and its Subsidiaries taken as a whole. All authorizations and permits necessary to the operations of Borrower and each Subsidiary are, except as otherwise noted in Exhibit 8.03, in full force and effect, and, except as otherwise noted on Exhibit 8.03, neither the Borrower nor any Subsidiary has received any notice, written or oral, of any claim or charge that Borrower or any Subsidiary is currently in violation of or in default under any authorization or permit necessary to the past operations of Borrower and each Subsidiary which could have such a material adverse effect.

Section 8.04 Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Borrower or any Subsidiary in connection with the execution, delivery and performance of this Agreement or the Loan Documents, except for those consents or approvals which are listed on Exhibit 8.04, all of which have been duly obtained.

Section 8.05 Financial Information. The consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2005, and the related consolidated statements of income, statements of changes in shareholders’ equity, and statements of cash flows for the fiscal years then ended, certified by Borrower’s independent certified public accountants, copies of which have been delivered to the Banks, fairly present, in conformity with generally accepted accounting principles, consistently applied, the consolidated financial position of the Borrower and its Subsidiaries as of such dates and the consolidated statements of income, statements of changes in shareholders’ equity, and statements of cash flows of the Borrower and its Subsidiaries for such fiscal year.

Section 8.06 Absence of Certain Developments. Since December 31, 2005, there has not been any material adverse change in the properties, assets, business, operations or financial condition of Borrower or any Subsidiary except as set forth in Exhibit 8.06.

Section 8.07 Material Leases and Contracts.

(a) To Borrower’s knowledge, all leases and other contracts, commitments and agreements of the Borrower and each Subsidiary are valid, binding and enforceable in accordance with their terms, subject to bankruptcy, insolvency and other similar laws and to general equitable principles, except to the extent that the failure, individually or in the aggregate, of any such lease, contract, commitment or agreement to be valid, binding and enforceable could not have a material adverse effect on the properties, assets, business, operations or financial condition of Borrower and its Subsidiaries taken as a whole. Except as set forth in Exhibit 8.07, to Borrower’s knowledge, there are no defaults or, threatened defaults under any lease or other contract, commitment or agreement by Borrower or any Subsidiary or, any other party thereto which default or defaults could, individually or in the aggregate, have a material adverse effect on the properties, assets, business, operations or financial condition of Borrower and its Subsidiaries taken as a whole.

(b) Except as set forth in Exhibit 8.07, neither the Borrower nor any Subsidiary participates in, or is bound by or subject to any of the following: (i) any agreement, contract or commitment which, if terminated by Borrower or any Subsidiary, would result in an obligation on the part of Borrower or any Subsidiary to pay more than $500,000; (ii) any agreement of guarantee or indemnification by or on behalf of Borrower or any Subsidiary running to any Person which involves, individually or in the aggregate, a potential liability of Borrower or any Subsidiary of more than $250,000; (iii) any Indebtedness of or on behalf of Borrower or any Subsidiary for borrowed money except as specifically permitted by Section 10.05; (iv) any Indebtedness of Borrower or any Subsidiary of whatsoever nature (including, without limitation, open account indebtedness) to its shareholders, or any agreement, contract or commitment between Borrower or any Subsidiary and its shareholders; (v) any agreement, contract or commitment containing any covenant limiting the freedom of Borrower or any Subsidiary or its shareholders to engage in any line of business or compete with any Person or in any geographic area; (vi) any agreement, contract or commitment relating to the disposition or acquisition of the assets of, or any interest in, the Borrower or any Subsidiary; or (vii) any agreement, contract or commitment relating to capital expenditures and/or involving future payments which, individually or collectively, in additional to all other future payments under all other agreements, contracts or commitments relating to the same capital project, exceed $500,000.

Section 8.08 ERISA Matters.

(a) Neither Borrower nor any Related Party maintains or contributes to or has any obligation to any Person (including current and former employees) under any Plan other than those listed on Exhibit 8.08 hereto. No Plan listed on Exhibit 8.08 is a Multiemployer Plan or a Pension Benefit Plan subject to Section 412 of the Code or Title IV of ERISA. All of Borrower Plans have been maintained and administered by the Borrower and/or Related Parties in material compliance with ERISA, the Code, and the Uniformed Services Employment and Reemployment Rights Act, to the extent applicable. Neither Borrower nor any Related Party has failed to make any contribution or pay any amounts due and owing as required by the terms of any Borrower Plan which would have a material adverse effect on the Borrower.

(b) Except as disclosed on Exhibit 8.08 hereto, each Pension Benefit Plan listed on Exhibit 8.08 (and all amendments thereto) that is intended to qualify under section 401 of the Code has been determined by the IRS to so qualify and the trusts created thereunder (and all amendments thereto) have been determined by the IRS to be exempt from tax under the provisions of section 501 of the Code, and to the knowledge of Borrower or any Related Parties, nothing has occurred which would cause the loss of such qualification or the imposition of any material liability or penalty under the Code. Each Pension Benefit Plan listed on Exhibit 8.08 (and any amendment thereto) that is intended to qualify under section 401 of the Code which has not been determined by the IRS to qualify under section 401 of the Code and the trusts created thereunder (and any amendment thereto) which have not been determined to be exempt from tax under section 501 of the Code, have been, or will be submitted to the IRS for such determination before the expiration of the time period established in section 401(b) of the Code and the regulations promulgated thereunder.

(c) Except as disclosed on Exhibit 8.08, all Welfare Benefit Plans listed on Exhibit 8.08 are fully insured, and all premium payments required to be made to date under such Welfare Benefit Plans have been made by the Borrower and/or Related Parties on a timely basis. The Borrower and/or Related Parties have in all material respects complied with the health care continuation requirements under Sections 4980B and/or 162(k) of the Code and any proposed or final regulations promulgated thereunder.

(d) The Borrower and/or Related Parties do not, to the knowledge of Borrower or any Related Party, participate in any Plan in which a “disqualified person” or “party in interest” with respect to any Plan have engaged in a “prohibited transaction” (as such terms are defined in section 4975 of the Code and Title I of ERISA) which would subject Borrower or any Related Party (after giving effect to any exemption) to a tax on prohibited transactions imposed by section 4975 of the Code or to any other liability under Title I of ERISA.

(e) No Pension Benefit Plan subject to Title IV of ERISA or any trust created under any such Plan which has been maintained or contributed to by Borrower or any Related Party at any time since the effective date of ERISA has been terminated, except as set forth in Exhibit 8.08. Any such termination has received approval from the IRS and the Pension Benefit Guaranty Corporation (“PBGC”). To the knowledge of the Borrower, there are no circumstances pursuant to which the Borrower or any Related Party has or may incur any material liability under Sections 4062, 4063 or 4064 of ERISA.

(f) There are no actions, suits, investigations or proceedings, pending or, to the knowledge of the Borrower or any Related Parties threatened against, or affecting any Borrower Plan, the assets of any Borrower Plan or any Borrower Plan fiduciary, at law or in equity, by or before any court or governmental department, agency or instrumentality that could result in any material liability to Borrower or any Related Party, and Borrower and Related Parties are not aware of any basis for any such action, suit, investigation, or proceeding. There are presently no outstanding judgments, decrees or orders of any court or any government or administrative agency against or affecting any Borrower Plan, the assets of any Borrower Plan or any Borrower Plan fiduciary that will or could result in any material liability to Borrower or a Related Party.

(g) The execution and delivery of this Agreement, the other Loan Documents and the consummation of the transactions contemplated thereby, will not involve any transaction which will be prohibited by Section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code.

(h) Neither Borrower nor any Related Party maintains retired life and retired health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment.

Section 8.09 Litigation; Compliance with Law.

(a) There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Borrower, threatened, that question the validity of this Agreement and the Loan Documents, or any action taken or to be taken by Borrower or any Subsidiary in connection with this Agreement and the Loan Documents.

(b) Except for matters covered by insurance or not covered by reason of an insurance deductible, or except as disclosed on Exhibit 8.09 hereto, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Borrower threatened, and there are no orders, injunctions or decrees outstanding against Borrower or any Subsidiary.

Section 8.10 Tax and Other Returns and Reports. Except as set forth in Exhibit 8.10:

(a) All federal, state, local and foreign tax returns and tax reports (or extensions relating thereto) required to be filed by Borrower or any Subsidiary have been filed on a timely basis with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports were true and correct in all material respects when filed;

(b) All federal, state, local and foreign income, profits, franchise, sales, use, premium, occupancy, property, severance, excise, withholding, value added and other taxes (including interest and penalties) due from Borrower or any Subsidiary (A) have been fully and timely paid or adequately provided for on the Financial Statements or on the books and records of Borrower or its Subsidiaries, as appropriate, in all material respects, or (B) are being contested in good faith by appropriate proceedings and are not material, individually or in the aggregate, to Borrower or any Subsidiary;

(c) No material issues have been raised with a representative or employee of Borrower or any Subsidiary (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to in the foregoing clause (i) or otherwise;

(d) No waivers of statutes of limitation have been given or requested with respect to Borrower or any Subsidiary in connection with any tax returns covering Borrower or any Subsidiary or with respect to any taxes payable by Borrower or any Subsidiary; and

(e) All federal income tax returns of, or covering Borrower or any Subsidiary have been examined by the appropriate taxing authority through December 31, 2005 and all deficiencies asserted or assessments made as a result of such examinations have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any taxing authority against Borrower or any Subsidiary, except for items which do not exceed $75,000 individually or in the aggregate.

Section 8.11 Absence of Undisclosed Liabilities.

(a) Except as set forth in Exhibit 8.11, neither Borrower nor any Subsidiary has any liabilities or obligations, either accrued, contingent or otherwise, of a type normally reflected on a balance sheet prepared in accordance with GAAP which, if existing as of December 31, 2005, have not been reflected in the Financial Statements, except for liabilities arising after the date of the Financial Statements in the ordinary course of the Borrower’s or any Subsidiary’s businesses or which are not material, individually or in the aggregate.

(b) Except as set forth in Exhibit 8.11, whether or not in the ordinary course of business, since December 31, 2005, there has not been, occurred or arisen: (i) any damage or destruction to properties or assets of Borrower or any Subsidiary, whether covered by insurance or not, which has had or could have a material adverse effect on the properties, assets, business, operations or financial condition of Borrower and its Subsidiaries taken as a whole; (ii) any extraordinary loss (as defined in Opinion Number 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants) suffered by Borrower or any Subsidiary which, individually or in the aggregate, could have a material adverse effect on the properties, assets, business, operations or financial condition of Borrower and its Subsidiaries taken as a whole; or (iii) any waiver by Borrower or any Subsidiary of any rights of substantial value which, individually or in the aggregate, would have a material adverse effect on the properties, assets, business, operations or financial condition of Borrower and its Subsidiaries taken as a whole.

Section 8.12 Affiliate Agreements. Except as set forth on Exhibit 8.12, there are no material written or oral agreements, contracts, commitments or understandings included in the assets or liabilities of Borrower or any Subsidiary which are between Borrower or any Subsidiary and its shareholders, including, without limitation, any such agreements, contracts, commitments or understandings relating to the provision of any services by Borrower or any Subsidiary to its shareholders, or by its shareholders to Borrower or any Subsidiary.

(a) Personal Property. Except as set forth on Exhibit 8.13, Borrower and each Subsidiary now have good and valid title to all tangible personal property reflected on the Financial Statements on the respective dates thereof, other than such inventory or equipment as has been sold in the ordinary course of business and personal property not material in aggregate amount. None of such assets or property the value of which is reflected on the Financial Statements is owned by any Affiliate of Borrower or is under or subject to any lease, conditional sale or other title retention agreement, and such assets or property are free and clear of all liens, security interests, mortgages and encumbrances of any nature whatsoever except for Permitted Liens.

Section 8.13 Real Property.

(a) Exhibit 8.14 sets forth a complete and correct list of all real property owned or leased by the Borrower or any Subsidiary including a brief description of each such property, the lessor or lessee of any leased property and the leases and any other instruments under which such property is held or leased. Borrower and each Subsidiary have good and marketable title to all such properties and all leasehold estates and other rights purported to be granted by the leases or other agreements listed on such Exhibit, free and clear of all liens, security interests, mortgages and encumbrances, except Permitted Liens.

(b) Except as set forth in Exhibit 8.14, all of the properties, buildings and structures thereon are suitable for the purposes for which they are used by Borrower or any Subsidiary, and each has adequate rights of ingress and egress for the operation of the business of Borrower or any Subsidiary in the ordinary course. To Borrower’s knowledge, executive officers, except as disclosed in Exhibit 8.14, (i) no such property, building or structure, or any appurtenance thereto or equipment therein, or the operation or maintenance thereof, violates any restrictive covenants or any provisions of any federal, state, local or foreign law, ordinance or zoning regulation, or encroaches on any property owned by others, which violation or encroachment could materially interfere with the present or future use of such property, building, structure or appurtenance by Borrower or any Subsidiary; (ii) no condemnation proceeding is pending or threatened with respect to any real property listed in Exhibit 8.14 nor is any change in any of the foregoing laws, ordinances or regulations pending or threatened, which would materially interfere with the present use by Borrower or any Subsidiary of any building, structure, appurtenance or other property listed in Exhibit 8.14; and (iii) all leases of real property and improvements (if any) thereon which are listed on Exhibit 8.14 are in full force and effect and are valid, binding and enforceable in accordance with their terms, and there are no outstanding defaults by Borrower, any Subsidiary or any of the other parties thereunder.

Section 8.14 Intellectual Property. Borrower and each Subsidiary own, lease, license or have the right to use all Intellectual Property which is necessary or desirable for the conduct of business of Borrower and each Subsidiary as it has been conducted heretofore and as it is contemplated to be conducted. All material Intellectual Property, all registered and unregistered trademarks, trade names, logos or similar rights and all pending or registered patents, are listed and described in Exhibit 8.15. To the best knowledge of Borrower, except as set forth in Exhibit 8.15, (a) none of the Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment; (b) there is no pending or threatened proceeding, litigation or other adverse claim affecting or with respect to the Intellectual Property, and there is no basis for any of the foregoing; (c) no Person is infringing upon any of the Intellectual Property; and (d) no Intellectual Property is owned or controlled by any officer, director or employee of Borrower or any Subsidiary.

Section 8.15 Environmental Protection and Other Matters.

(a) Except as set forth on Exhibit 8.16, the Borrower and each Subsidiary have all permits, licenses and other authorizations which are required under any federal, state and local laws and the regulations promulgated thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of hazardous substances, materials or wastes (including, without limitation, petroleum products, petroleum wastes and petroleum derivatives) (collectively, “Hazardous Wastes”), into the environment (including, without limitation, ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Wastes (collectively, “Environmental Laws”).

(b) To the best knowledge of Borrower, Borrower and each Subsidiary are in compliance with all terms and conditions of such required permits, licenses and authorizations, and are also in compliance with all applicable Environmental Laws, and with all federal, state and local laws and the regulations promulgated thereunder relating to equal employment, employment practices or the terms and conditions of employment, except where the failure to be in compliance could not have a material adverse effect on the properties, assets, business, operations or financial condition of Borrower and its Subsidiaries taken as a whole.

(c) Exhibit 8.16 sets forth an accurate and complete description of all pending investigations, actions and proceedings of whatsoever nature involving Borrower or any Subsidiary or their properties, assets or businesses, arising under any Environmental Laws or any federal, state, local or foreign laws, rules or regulations which have been enacted or adopted relating to equal employment, employment practices or the terms and conditions of equal employment which, if decided adversely or held to be applicable to Borrower or any Subsidiary, could have a material adverse effect on the properties, assets, business, operations or financial condition of Borrower and its Subsidiaries taken as a whole. Except as set forth in such Exhibit, Borrower has no knowledge that any additional such action, investigation or proceeding is contemplated.

Section 8.16 Insurance. Exhibit 8.17 contains an accurate and complete list of all policies of insurance owned by Borrower and each Subsidiary under which Borrower and each Subsidiary or any of their properties or assets are insured. All such policies (a) are in full force and effect, and (b) are sufficient for compliance by Borrower and each Subsidiary with all applicable requirements of law and all agreements to which Borrower and each Subsidiary are a party or subject, including, but not limited to, the Loan Documents.

Section 8.17 Adequacy of Assets. The machinery, Equipment, Inventory, Accounts, licenses, authorizations, permits, Intellectual Property, Contract Rights and all other assets and rights, tangible and intangible, which are owned or leased by Borrower or any Subsidiary constitute sufficient assets, property and rights which are necessary for the operation of Borrower’s or any Subsidiary’s business as it has operated in the past.

Section 8.18 Regulation U. Neither Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as that term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Credit Facilities hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 8.19 SEC Filings and Reports. All documents filed by the Borrower and each Subsidiary with the Securities and Exchange Commission (the “Commission”), at the time of such filing, or upon their respective effective dates, complied in all material respects with the provisions of the Securities Act of 1933 (the “1933 Act”) and the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the applicable rules and regulations of the Commission thereunder, and the Borrower and each Subsidiary have been and are now in compliance in all material respects with the 1933 and 1934 Acts. Borrower has delivered to the Agent all documents filed with the Commission for the years 1993 and 1994 to date.

Section 8.20 Full Disclosure. The Loan Documents do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IX

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that from the date hereof, unless the Agent shall otherwise consent in writing:

Section 9.01 Corporate Existence, Properties, Etc. Borrower will and will cause each Subsidiary to:

(a) Except as specifically permitted by another Section hereof, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, organization, rights, franchises and permits, and comply with all laws applicable to it, except where the failure to be in compliance could not have a material adverse effect on the properties, assets, business, operations or financial condition of Borrower and its Subsidiaries taken as a whole;

(b) Consistent, as a whole, with good business practice, maintain, preserve and protect all franchises and trade names and protect, preserve or replace all of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times in accordance with prudent business management and consistent with past practices;

(c) Without limiting the foregoing, maintain all its properties, whether owned or leased, in substantial conformity with applicable environmental laws and regulations, except where the failure to be in compliance could not have a material adverse effect on the properties, assets, business, operations or financial condition of Borrower and its Subsidiaries taken as a whole;

(d) Keep satisfactory books and records in accordance with prudent business management and consistent with past practices; and

(e) maintain insurance with responsible companies so as to keep its assets and property adequately insured or maintain adequate plans of self insurance to provide (i) insurance, to such extent and against such risks, including fire, as is customary with companies in the same or similar business and such other additional insurance as the Agent may from time to time reasonably request, (ii) necessary workmen’s compensation insurance, (iii) “second-to-die” insurance on the lives of Richard Berman and Steven Berman in the amount of at least $1,500,000, and (iv) such other insurance (including, without limitation, flood insurance) as may be required under applicable state and federal laws. Certified copies of all such policies, as well as all renewals and modifications thereof, providing for thirty (30) days prior written notice of cancellation or other lapse to the Agent, shall be delivered to the Agent. If Borrower or any Subsidiary fails to effect and continuously keep in full force and effect such insurance or fails to pay the premiums thereon when due, the Agent may (but shall not be obligated to) do so for the account of Borrower or any Subsidiary and add the cost thereof to the Obligations hereunder.

Section 9.02 Payment of Indebtedness, Taxes, Etc. Borrower will and will cause each Subsidiary to: (a) pay all of its indebtedness and obligations promptly and in accordance with normal terms, and (b) file when due, and pay and discharge or cause to be paid and discharged when due, all material taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that neither Borrower nor any Subsidiary shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Borrower or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves (as may be required in accordance with generally accepted accounting principles) with respect to any such tax, assessment, charge, levy or claim, so contested.

Section 9.03 Statements, Reports and Certificates to be Delivered by Borrower.

(a) Borrower will deliver to each Bank, at the Bank’s address specified in Exhibit 2.01 hereto, the following:

(i) Within forty five (45) days after the close of each of the first three fiscal quarters of Borrower, the consolidated balance sheets, statements of income, statements of changes in shareholders’ equity, and statements of cash flows of Borrower and its consolidated Subsidiaries regularly prepared by Borrower for its own use in the ordinary course of its business, all in reasonable detail and certified by the chief financial officer of Borrower as being prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to year end audit adjustments and without footnotes.

(ii) Within ninety (90) days after the close of each fiscal year of Borrower (A) the consolidated balance sheets of Borrower and its consolidated Subsidiaries as at the end of such fiscal year, setting forth in comparative form the corresponding figures as at the end of the preceding fiscal year, (B) the consolidated statements of income, statements of changes in shareholders’ equity, and statements of cash flows of Borrower and its consolidated Subsidiaries for such year, setting forth in comparative form the corresponding figures for the preceding fiscal year, and (C) an update of all Exhibits to this Agreement reflecting any changes to such Exhibits for the preceding fiscal year. Such consolidated balance sheets and statements shall be accompanied by an unqualified report and opinion of independent public accountants having nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards consistently applied relating to reporting and shall also include such other reports, schedules or information as may be furnished to the Board of Directors of Borrower in connection with such audit.

(iii) Within forty five (45) days after the close of each of the first three quarters of, and within ninety (90) days after the close of each fiscal year of Borrower, and in any event not later than the time of delivery of the statements furnished pursuant to paragraph (a) or (b) of this Section 9.03 (as the case may be), a Compliance Certificate, in substantially the form attached hereto as Exhibit 9.03, signed on behalf of Borrower and each Subsidiary by the chief executive officer or chief financial officer of Borrower stating that a review of the activities of Borrower and each Subsidiary during the current fiscal year has been made under such officer’s supervision with a view to determining whether during such fiscal year Borrower and each Subsidiary have kept, observed, performed and fulfilled all of their obligations under this Agreement and the other Loan Documents, and either (A) stating that to such officer’s knowledge Borrower and each Subsidiary have during such quarter or fiscal year kept, observed, performed and fulfilled in all material respects each and every covenant and condition of this Agreement and the other Loan Documents or (B) if Borrower or any Subsidiary shall not so have kept, observed, performed and fulfilled said covenants and conditions, specifying all such defaults and the nature and status thereof.

(iv) Such other data and information as from time to time may be reasonably requested by any Bank and to request its auditors to provide to any Bank such other data and information as from time to time may be reasonably requested by any Bank. Borrower will also furnish to each Bank, at such address as may be designated by said Bank, and within the applicable time specified in this Section 9.03, one (1) additional copy of each of the financial statements, certificates, statements and reports which Borrower is required to furnish to the Banks pursuant to this Section 9.03.

(v) Within a reasonable period after request, reports of accounts receivable and accounts payable aging as to Borrower and each Subsidiary, said reports to be in the form conventionally required by the Agent.

(vi) As soon as the same is sent to the Commission or the Borrower’s stockholders generally, copies of any annual or interim reports of the Borrower and its Subsidiaries, including but not limited to copies of all reports of Borrower and its Subsidiaries on Form 8-K, Form 10-K, or Form 10-Q.

(b) In the event that any Indebtedness of Borrower or any Subsidiary in excess of $250,000 is declared due and payable before its expressed maturity or any holder of such Indebtedness shall have demanded payment of such Indebtedness before its expressed maturity because of the occurrence of any default thereunder, or upon the occurrence of an event known to any officer of Borrower which, with the passage of time or the giving of notice (or both) will, unless cured, give rise to a right in favor of any person to make such a declaration or demand, Borrower will promptly give the Banks written notice of such declaration or demand, or of the occurrence of such event.

(c) Borrower will, and will cause each Subsidiary to, upon reasonable notice and without substantial interference with the operations of the business, permit such person or persons as the Agent may designate to visit and inspect any of the properties of either Borrower or any Subsidiary, to examine (either by such persons or by independent accountants employed by the Agent), at the Banks’ expense the books of account of Borrower and the books of account of each Subsidiary, to discuss the affairs, finances and accounts of said corporations with their executive officers, or with their independent accountants, and to obtain independent confirmation of their accounts receivable, all at such reasonable times and as often as the Agent may desire.

Section 9.04 Other Reports and Notices. Borrower shall furnish to each Bank:

(a) As soon as possible and in any event within three (3) Business Days after any executive officer of Borrower or any Subsidiary becomes aware of the occurrence of any Default or Event of Default, or, with respect to the occurrence of a Default described in Section 11.01(d) hereof, immediately upon any such occurrence, a written statement by the chief executive officer or the chief financial officer of Borrower setting forth details of such Default stating whether or not the same is continuing and, if so, the action that Borrower proposes to take with respect thereto;

(b) Within three (3) Business Days after receiving knowledge thereof, notice in writing of any uninsured action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower or any Subsidiary that involves an uninsured claim of $250,000 or more or otherwise materially adversely affects the assets or business of Borrower or any Subsidiary;

(c) As soon as possible, and in any event within three (3) Business Days after any corporate officer of Borrower or any Subsidiary has knowledge of any regulatory investigation or potential investigation regarding any environmental hazard or condition or any spill, release, discharge or disposal of any Hazardous Substance, having a potential material adverse effect on the financial condition or business of Borrower or any Subsidiary or involving any real property then owned or at any time heretofore or hereafter owned or leased by Borrower or any Subsidiary;

(d) As soon as possible and in any event within three (3) Business Days after Borrower or any Subsidiary becomes aware of the occurrence of a material adverse change in the business, properties, operations, or conditions (financial or otherwise) of Borrower or any Subsidiary, a statement by the chief executive officer or chief financial officer of Borrower setting forth details of such material adverse change and the action that Borrower or any Subsidiary proposes to take with respect thereto; and

(e) Such other information respecting the business, properties, condition or operations (financial or otherwise), of Borrower or any Subsidiary as the Agent may at any time and from time to time reasonably request be furnished to it.

Section 9.05 ERISA Reports. Borrower will furnish to each Bank:

(a) Promptly after receipt thereof a copy of any notice (other than of a ministerial nature), determination letter, ruling, or opinion the Borrower and/or Related Party may receive from the DOL or IRS with respect to any Borrower Plan;

(b) Notification of any material increases in the benefits of any existing Borrower Plan, or the establishment of any new Plans, or the commencement of contributions to any Plan to which Borrower or any Related Party were not previously contributing, or in the case of any Plan to which Borrower or any Related Party were previously maintaining or contributing, the maintenance of a plan or the commencement of contributions to a plan on behalf of a new group of employees whether or not as a result of any business acquisition of Borrower or any Related Party; and

(c) At least ten (10) days prior to any filing by any administrator of a Borrower Plan of a notice of intent to terminate such Plan (as required by ERISA), a copy of such notice.

Section 9.06 SEC Filings and Reports. Borrower will punctually file all reports required to be filed by it with the Commission, and will conform in all material respects to the requirements of the 1933 Act and the applicable rules and regulations of the Commission thereunder, and with the 1934 Act, and the applicable rules and regulations of the Commission thereunder, and will assure that all documents so filed will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 9.07 [RESERVED].

Section 9.08 Additional Guaranties. In the event that any Subsidiary or any other Person shall at any time guarantee the Indebtedness of Borrower or any Subsidiary under the Note Purchase Agreements, Borrower will cause such Subsidiary or other Person to execute a surety in favor of the Banks in substantially the form of Exhibit 7.01(d) hereto and Borrower shall deliver or cause to be delivered to the Agent for the benefit of the Banks any legal opinions, certificates, reports and other ancillary documents as are required to be delivered to or for the benefit of the Noteholders, in each case addressed to or otherwise benefiting the Banks in the same manner as the documents delivered to or for the benefit of the Noteholders (the “Ancillary Credit Documents”).

Section 9.09 Ranking with Note Purchase Agreements; Collateral. Borrower shall at all times cause the Notes to rank not less than pari passu in priority with the Indebtedness outstanding under the Note Purchase Agreements, present or future. In the event that any collateral or other security is at any time provided to secure the Indebtedness of Borrower or any Subsidiary under the Note Purchase Agreements, Borrower will make, or cause to be made, effective provision whereby the Notes will also be secured by such collateral or other security, equally and ratably with the Noteholders and in a manner consistent with the Intercreditor Agreement, and Borrower shall deliver or cause to be delivered to the Agent for the benefit of the Banks, any Ancillary Credit Documents delivered in connection therewith.

Section 9.10 Subordinated Debt. Borrower has obtained a loan of at least One Million Dollars ($1,000,000) in the aggregate from Richard Berman and Steven Berman, which loan is subordinated to the Obligations to the Banks (in form acceptable to the Banks) (the “Subordinated Debt”). The Banks hereby permit Borrower to pay such subordinated debt in full.

ARTICLE X

NEGATIVE COVENANTS

Borrower covenants and agrees that, from the date hereof, unless the Agent shall otherwise give prior consent in writing:

Section 10.01 Consolidated Funded Debt to EBITDA. The ratio of Consolidated Funded Debt to EBITDA (based on the rolling four quarters ending on the test date) shall not exceed 2.50:1.00 for each quarter ending on or after June 30, 2006. For purposes of this calculation, Consolidated Funded Debt shall be net of cash and cash equivalents shown on Borrower’s consolidated financial statements as of the date of such calculation.

Section 10.02 Indebtedness. Neither Borrower nor any Subsidiary shall incur, create, assume or suffer to exist, directly or indirectly, any Indebtedness except (a) the Obligations; (b) Indebtedness secured by Permitted Liens; (c) intercompany Indebtedness as between Borrower and any Subsidiary and between any two Subsidiaries; (d) Indebtedness for money borrowed disclosed in the Financial Statements, in the amount of Indebtedness shown herein, but not including extension or acceleration of maturity thereof, or payment dates thereunder, increase of principal, interest or other amounts due thereunder, change of interest rate thereunder or any other modification of the terms or provisions thereof; (e) current trade accounts payable and other liabilities and accruals incurred in the ordinary course of business; and (f) Funded Debt of Borrower and its Subsidiaries, provided that immediately after giving effect to the incurrence thereof and to the application of the proceeds therefrom, Consolidated Funded Debt does not exceed sixty percent (60%) of Consolidated Total Capitalization.

Section 10.03 Contingent Liabilities. Except as set forth in Exhibit 8.07, neither Borrower nor any Subsidiary shall assume, guarantee, endorse or otherwise be or become liable upon or with respect to any obligations of any Person other than the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business.

Section 10.04 Negative Pledge. Neither Borrower nor any Subsidiary will, directly or indirectly, create, assume, incur or permit to exist (upon the happening of a contingency or otherwise) any Lien in respect of any property or assets of any character, including, without limitation, any document or instrument in respect of goods or accounts receivable, of Borrower or any Subsidiary (whether owned on the date hereof or hereafter acquired) or any income or profits therefrom or assign or otherwise convey any right to receive income or profits, nor covenant with any creditor by way of making a negative pledge to such creditor comparable in any respect to the foregoing negative pledge, provided, however, that the restriction set forth in this Section shall not prohibit any of the following (“Permitted Liens”), none of which shall have priority over the Liens described in subsection (a):

(a) [RESERVED];

(b) Liens for taxes or assessments or other governmental charges or levies not yet due and payable, or otherwise;

(c) Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation;

(d) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), or public or statutory obligations;

(e) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business for sums not yet due and payable;

(f) Purchase money security interests or other Liens not exceeding in amount one hundred percent (100%) of the purchase price of the property encumbered thereby and securing not more than $500,000 in the aggregate at any one time outstanding, which have been created or exist at the time of purchase or within one hundred twenty (120) days thereafter, on property or assets acquired after the date hereof for the purpose of securing payment of the remainder due of the purchase price; provided that, no such Liens shall extend to or cover any other property or assets;

(g) Judgments and other similar Liens the existence of which that would not constitute a Default under Section 11.01(g) below;

(h) Easements, rights-of-way, restrictions, and other similar encumbrances incidental to and which, in the aggregate, do not materially interfere with, the occupation, use, and enjoyment by Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of business or materially impair the value of the property subject thereto; and

(i) Liens existing on the date hereof listed on Exhibit 10.04, or if not listed, not exceeding in the aggregate $250,000, but not the extension of the Lien to other property, or the granting of the Lien to secure the extension of the maturity, refunding, or modification of such obligation, in whole or in part. If, notwithstanding the prohibition contained herein, Borrower shall, or shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien, other than those Liens permitted by the provisions of paragraphs (a) through (i) of this Section 10.04, it will make or cause to be made effective provision whereby the Notes will be secured equally and ratably with any and all other obligations thereby secured, such security to be pursuant to agreements reasonably satisfactory to the Banks and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property. Such violation of this Section 10.04 will constitute an Event of Default, whether or not provision is made for an equal and ratable Lien pursuant to this Section 10.04.

Section 10.05 Corporate Reorganizations.

(a) Borrower will not, nor will it permit any Subsidiary to create any new Subsidiary unless (i) Borrower gives at least thirty (30) days prior written notice to the Agent, (ii) the new Subsidiary guarantees all Obligations pursuant to the Surety Agreement; and (iii) Borrower and the new Subsidiary deliver to the Banks such opinions, record searches and other documents as may be reasonably requested.

(b) Borrower will not, nor will it permit any Subsidiary to acquire any Subsidiary not extant on the date hereof, merge with or into, consolidate with any other Person, acquire all or substantially all the assets of any other Person, or exchange shares with any other Person except as specifically permitted by Section 10.07, or permit any other Person to merge with or into or consolidate with it, or agree to do any of the foregoing, or engage in any business other than those engaged in on the date hereof.

Section 10.06 Disposition of Assets. Borrower will not, nor will it permit any Subsidiary to make any Asset Dispositions except for: (a) Asset Dispositions in the ordinary course of business (provided, however (i) in the good faith opinion of Borrower, the Asset Disposition is in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged and is in the best interest of Borrower or such Subsidiary, (ii) immediately after giving effect to the Asset Disposition, no Default or Event of default would exist, and Borrower would be permitted by the provisions of Section 10.02 hereof to incur at least $1.00 of additional Funded Debt owing to a Person other than a Subsidiary; and (iii) immediately after giving effect to the Asset Disposition the Disposition Value of all property that was the subject of any Asset Disposition occurring in the period of four (4) fiscal quarters of Borrower then next ending would not exceed fifteen percent (15%) of Consolidated Assets as of the end of the then most recently ended fiscal year of Borrower) and (b) any lease pursuant to the Equipment Lease dated as of June 1, 1990 by and between Dorman KY and The Fifth Third Leasing Company as such agreement exists on the date hereof, without amendment or modification, up to a maximum aggregate amount financed of $1,500,000. If the Net Proceeds Amount for any Transfer is applied to a Debt Prepayment Application or a Property Reinvestment Application (as the same are or may be defined in the Note Purchase Agreements) within three hundred sixty-five (365) days after such Transfer, then such Transfer, only for the purpose of determining compliance with subsection (iii) of this Section 10.06 as of a date on or after the Net Proceeds Amount is so applied, shall be deemed not to be an Asset Disposition.

Section 10.07 Loans, Investments, Etc. Borrower will not, nor will it permit any Subsidiary to make any loans or advances to, or purchase, acquire, own or make any investment in the stock or obligations of any other Person or acquire all or substantially all the assets of any other Person except (a) the purchase of interest bearing obligations of, or guaranteed by, the United States of America, (b) the purchase of interest bearing obligations, having an original maturity of one (1) year or less, issued by FDIC insured commercial banks and which at the time of purchase shall have an “A” bond rating, (c) the purchase of prime commercial paper which at the time of purchase shall have one (1) of the two (2) highest ratings given to commercial paper by Standard & Poors Corporation or Moody’s Investor Service, Inc., (d) ordinary course travel and payroll advances to Borrower’s employees, (e) purchases of stock not exceeding $10,000 individually or $100,000 in the aggregate, (f) investments meeting the guidelines of CoreStates Investment Advisers, Inc. which are attached hereto as Exhibit 10.10, (g) that (i) any Subsidiary may merge with Borrower or any Wholly-Owned Subsidiary, provided that Borrower or such Wholly-Owned Subsidiary shall be the surviving corporation and (ii) Borrower may merge or consolidate with any other corporation so long as (A) the successor formed by such consolidation or the survivor of such merger, as the case may be (the “Successor Corporation”), shall be a solvent corporation organized and existing under the laws of the United States of America, or any state thereof, (B) the Successor Corporation (if not Borrower) has executed and delivered to each Bank its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the other Loan Documents, including the Notes and the Intercreditor Agreement (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Agent), and the Successor Corporation shall have caused to be delivered to each Bank an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Agent, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof, (C) immediately after giving effect to such consideration or merger, no Default or Event of Default shall have occurred and be continuing, and (D) the Successor Corporation would be permitted by the provisions of Section 10.02 hereof to incur at least $1.00 of additional Funded Debt owing to a Person other than a Subsidiary of the Successor Corporation and (h) Borrower and/or its Subsidiaries may make acquisitions of either all of the capital stock or other equity interests of any other Person or all or substantially all of the assets and/or business of another Person or any division or business or product line of another Person, provided that, (A) in the case of any such acquisition of all of the capital stock or other equity interests of any other Person, Borrower and its Subsidiaries and such newly acquired Subsidiary shall have complied with the provisions of Section 10.05(a) as thought such newly-acquired Subsidiary was a newly created Subsidiary of Borrower and/or its Subsidiaries, (B) in the case of any such acquisition of any kind, (i) no Default or Event of Default shall exist either prior or immediately after giving affect to such acquisition, (ii) after giving effect to such acquisition, the Company would be permitted by the provisions of Section 10.02 hereof to incur at least $1.00 of additional Funded Debt owing to a Person other than a Subsidiary of Borrower and (iii) the aggregate consideration paid by Borrower and its Subsidiaries in connection with all such acquisitions following the date of this Agreement shall not exceed $15,000,000. No such conveyance, transfer or lease of substantially all of the assets of Borrower shall have the affect of releasing Borrower or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.07 from its liability under this Agreement or the Notes.

Section 10.08 Limitation on Sales and Leasebacks. Borrower will not, nor will it permit any Subsidiary to sell or otherwise transfer and lease back, any real or personal property except for (i) any such sale/leaseback transactions specifically permitted under Section 10.06(b), (ii) the existing sale/leaseback transactions between Borrower and the Industrial Revenue Board of the City of Springfield, TN described on Schedule 10.08 hereof and (iii) any other such sale/leaseback transactions in an aggregate amount not to exceed $1,000,000 in any fiscal year .

Section 10.09 Payments to Affiliates. Except as set forth in Exhibit 8.12, Borrower will not, nor will it permit any Subsidiary, directly or indirectly, to transfer property or make payments to (whether salary, bonus or otherwise) or enter into any other transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any present or former shareholder, officer or other Affiliate of Borrower, or any successor, assign, Affiliate or transferee of any such Person, except for (a) intercompany transfers or payments as between Borrower and any Subsidiary and between any two Subsidiaries, (b) reasonable compensation for services rendered in the ordinary course and pursuant to the reasonable requirements of Borrower’s and such Subsidiary’s business, and (c) transactions on terms not less favorable to Borrower than those which might have been obtained from a Person not so affiliated with Borrower, in the ordinary course and pursuant to the reasonable requirements of Borrower’s and such Subsidiary’s business.

Section 10.10 Employee Plans.

(a) Borrower or any Related Party will not maintain, or contribute to, a Multiemployer Plan or a Pension Benefit Plan subject to section 412 of the Code or Title IV of ERISA.

(b) Borrower will not take, or omit to take, and will cause all Related Parties not to take, or omit to take, any action which will result in any material representation or warranty contained in Section 8.08 above or otherwise contained in any Loan Document with respect to any Plan, Pension Benefit Plan or Multiemployer Plan becoming incorrect as of the date of such action, provided that, nothing contained in the foregoing shall prevent Borrower or any Related Party from establishing any new Plan in compliance with applicable law so long as the establishment of such Plan is reported to Agent in the next Compliance Certificate delivered by Borrower to Agent.

(c) Borrower or any Related Party will not increase the benefits of any Borrower Plan, adopt, or contribute to, any Plan that is not listed on Exhibit 8.08 or commence coverage under, or contributions to, any Plan on behalf of a new group of employees whether or not as a result of any business acquisition of Borrower or any Related Party.

Section 10.11 Disposal of Ownership of a Subsidiary.

Borrower will not, and will not permit any of its Subsidiaries to, sell or otherwise dispose of any Subsidiary Stock, nor will Borrower permit any such Subsidiary to issue, sell or otherwise dispose of any of its own Subsidiary Stock provided that the foregoing restrictions do not apply to:

(a) the issue of directors’ qualifying shares by any such Subsidiary;

(b) any such Transfer of Subsidiary Stock constituting a Transfer described in clause (a) or clause (b) of the definition of “Asset Disposition”; and

(c) the Transfer of all of the Subsidiary Stock of a Subsidiary of Borrower owned by Borrower and its other Subsidiaries if:

(i) such Transfer satisfies the requirements of Section 10.06(a)(iii) hereof,

(ii) in connection with such Transfer the entire investment (whether represented by stock or other equity interests, Debt, claims or otherwise) of the Company and its other Subsidiaries in such Subsidiary is sold, transferred or otherwise disposed of to a Person other than (A) Borrower, (B) another Subsidiary not being simultaneously disposed of, or (C) an Affiliate,

(iii) the Subsidiary being disposed of has no continuing investment (whether represented by stock or other equity interests, Debt, claims or otherwise) in any other Subsidiary of Borrower not being simultaneously disposed of or in Borrower, and

(iv) immediately after giving effect to such Transfer no Default or Event of Default shall have occurred and be continuing and the Company would be permitted by the provisions of Section 10.02 hereof to incur at least $1.00 of additional Funded Debt owing to a Person other than a Subsidiary of Borrower.

Section 10.12 Priority Debt. Borrower shall not at any time permit Priority Debt to exceed fifteen percent (15%) of Consolidated Net Worth.

Section 10.13 Maintenance of Consolidated Net Worth. Borrower will not, at any time, permit Consolidated Net Worth to be less than the sum of (a) $100,000,000 for the quarter ending December 31, 2004 plus (b) an aggregate amount equal to fifty percent (50%) of Borrower’s consolidated cumulative quarterly Consolidated Net Earnings (but, in each case, only if a positive number) for each fiscal quarter completed at such time, beginning with the fiscal quarter ending June 30, 2005.

Section 10.14 Business of Borrower. Borrower will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business which would then be engaged in by Borrower and its Subsidiaries taken as a whole would be substantially changed from the general nature of the business engaged in by Borrower and its Subsidiaries on the date of this Agreement.

Section 10.15 Material Foreign Subsidiary. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist (upon the happening of a contingency or otherwise) (a) any Lien on the capital stock or other equity interests of any Material Foreign Subsidiary, or (b) any Guaranty by any Material Foreign Subsidiary of any Indebtedness of Borrower or any other Subsidiary (except that a Material Foreign Subsidiary make, incur and suffer to exist a Guaranty of the Debt of another Foreign Subsidiary in which such Material Foreign Subsidiary holds, directly or indirectly, any capital stock or other equity interest.

ARTICLE XI

DEFAULT AND REMEDIES

Section 11.01 Default. Each of the following shall be a default (a “Default”) hereunder:

(a) Borrower or any Subsidiary shall fail to pay any principal, whether at maturity thereof, on a date fixed for prepayment, by acceleration, or otherwise, or shall fail to pay interest on any Note within five (5) days of when the same shall become due and payable, or shall fail to pay any other Obligation within ten (10) days after notice to the Borrower;

(b) Borrower or any Subsidiary shall fail to perform or observe any covenant, condition or agreement contained in this Agreement or any other Loan Document and, if such failure does not relate to a covenant contained in Article X and such failure is curable, it shall continue for a period of thirty (30) days after notice to the Borrower;

(c) Borrower or any Subsidiary shall default in the payment, performance or observance of, or there shall occur any default, breach, violation or event of default in connection with, any other agreement under which arises Indebtedness for borrowed money in an amount equal to or exceeding $250,000;

(d) Borrower or any Subsidiary shall default in the payment, performance or observance of, or there shall occur any default, breach, violation or event of default in connection with, the Senior Notes;

(e) Any proceedings shall be instituted, or a case shall be commenced by Borrower or any Subsidiary, seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any present or future law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property; or if any of the foregoing proceedings shall be instituted or a case commenced against Borrower or any Subsidiary seeking the relief and/or remedies above described in this subsection and such proceeding or case shall continue for sixty (60) days, or any order, judgment or decree shall be entered against Borrower or any Subsidiary granting the relief sought in any such proceeding or case and shall not be stayed or set aside or vacated within sixty (60) days; or Borrower or any Subsidiary shall generally not pay its debts as such debts become due or shall make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets; or shall take any corporate action to authorize any of the actions set forth above;

(f) Any representation or warranty made by or on behalf of Borrower or any Subsidiary to the Agent or the Banks in this Agreement or in any other Loan Document is incorrect or shall prove to have been false and misleading in any material respect on the date as of which made;

(g) A final judgment or judgments for the payment of money (other than those which an insurance company has agreed in writing to pay) in excess of an aggregate of $250,000 shall be rendered against Borrower or any Subsidiary and such judgment or judgments shall remain undischarged, unstayed on appeal, unbonded and undismissed for a period of fifteen (15) consecutive days or such longer period as shall be permitted by rules of practice of the judicial body which has jurisdiction during which the execution shall not be effectively stayed;

(h) Any attachment, levy, tax lien or garnishment shall be issued against any property of material value in which Borrower or any Subsidiary has an interest;

(i) Any attachment, levy, garnishment or similar legal process shall be served upon the Agent as a result of any claim against Borrower or any Subsidiary or against any property of Borrower or any Subsidiary;

(j) The dissolution, merger, consolidation, or the sale or change in control (as “control” is defined in Rule 12b-2 under the Securities Exchange Act of 1934) of Borrower or any Subsidiary which is a corporation or partnership, or transfer of any substantial portion of Borrower’s or any Subsidiary’s assets, or if any agreement for such dissolution, merger, consolidation, change in control, sale or transfer is entered into by Borrower or any Subsidiary, except to the extent any such transaction is expressly permitted under the terms and conditions of Section 10.06 or Section 10.07 above. There shall be conclusively presumed to have been a change in control if the Persons listed in Exhibit 11.01 hereto, who at the date hereof control, directly or indirectly, outstanding shares of Borrower as set forth on such Exhibit, or the spouses or lineal descendants of such Persons, or trusts established for the benefit of such Persons or their spouses or lineal descendants, shall, among them, no longer maintain control of at least twenty-five percent (25%) of such shares; or

(k) If Borrower or any Subsidiary shall attempt to terminate or disclaim the Obligations or its liability therefor, or to invalidate or declare unenforceable or void the Banks’ Liens in the Collateral.

Section 11.02 Remedies. At any time and from time to time, in the event any one or more of the foregoing Defaults shall occur and be continuing, the Agent in its discretion may, or if requested by the Required Banks shall, by written notice to Borrower, at the same or different times, terminate forthwith the Revolving Credit Facilities and/or refuse to make any further Loans or issue any other Letters of Credit hereunder and/or declare all outstanding Notes and interest accrued thereon, and all other Obligations of Borrower hereunder and thereunder to be immediately due and payable, and in the case of such notice, and automatically without the necessity of such notice or declaration in the case of a Default under Section 11.01(e) above:

(a) The Agent and the Banks may refuse to make any further Loans to Borrower hereunder, and all Notes, interest and other Obligations of the Borrower to the Agent or the Banks shall become and be forthwith due and payable without presentment, demand, protest or other notice of any kind to Borrower, all of which are hereby waived, and the Revolving Credit Facilities shall automatically terminate;

(b) The Agent shall apply the moneys held by it hereunder first, to the payment of outstanding fees, charges, expenses and other costs (including reasonable attorney’s fees) owed to the Agent pursuant to the performance of its obligations under this Agreement and under the Master Letter of Credit Agreement; second, to the Banks pari passu and in proportion to their Distributable Shares of principal and interest owing under the Notes, to be applied as the Agent may elect in its sole discretion in payment of the Obligations evidenced by the Notes (including interest thereon) and arising under the Master Letter of Credit Agreement (including interest thereon) or any extension, renewal, refinancing or refunding thereof, first to interest and then to principal; and third, to the Banks pari passu and in proportion to their Distributable Shares in payment of Obligations (including interest thereon) other than those described above, to be applied as the Agent may elect in its sole discretion in payment of such Obligations; and

(c) If such moneys and proceeds are insufficient to pay all of the foregoing and any other amounts required by law, Borrower shall be liable for any deficiency.

Section 11.03 Remedies Cumulative. No remedy herein conferred upon the Agent or the Banks or the holder of any Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

Section 11.04 Remedies Not Waived. No course of dealing between Borrower and the Agent or any Bank or the holder of any Note or any delay on the part of any of them in exercising any rights or remedies hereunder or under applicable law shall operate as a waiver of any rights or remedies of any of them, whether arising hereunder or under any loan document related hereto or under applicable law.

ARTICLE XII

THE AGENT

The Banks and the Agent agree among themselves as follows and neither the Borrower nor any other Person shall have any rights or remedies with respect to this Article:

Section 12.01 Appointment and Authority of Agent.

(a) Each Bank, and each subsequent holder of any Note, by its acceptance or purchase thereof, hereby appoints the Agent to serve in such capacity under this Agreement and the other Loan Documents. Each Bank, and each subsequent holder of any Note, by its acceptance thereof, hereby irrevocably authorizes the Agent: (i) to take such action on its behalf under this Agreement and the Loan Documents and to exercise such powers and to perform such duties under this Agreement and the Loan Documents as are delegated to or required by this Agreement and the Loan Documents together with all such powers as are reasonably incidental thereto, and (ii) to take such action as the Agent shall consider necessary or advisable for the protection, collection or enforcement of the Notes and the other Obligations, including, without limitation, the institution and maintenance of any action, suit, or claim for the collection and enforcement of the foregoing and the filing of proofs, claims and documents in connection therewith.

(b) In furtherance and not in limitation of subsection (a) above, but subject to Section 12.02(a) below, the Agent may, without notice to or consent from any Bank, obtain, waive or otherwise deal with all instruments (including instruments for the payment of money), certificates (including those evidencing securities), insurance, titles, issues concerning perfection of liens, landlord and mortgagee waivers, recordation taxes, filing fees and any other document and matter whatsoever relating to the Obligations.

(c) The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it with reasonable care. The Agent may exercise its powers and execute its duties by or through its employees, co agents or agents. Neither the Agent nor any of its directors, officers, employees, co agents or agents shall be liable to the Banks for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents or this Agreement: (i) at the request or with the approval of the Required Banks, or (ii) unless there has been gross negligence or willful misconduct on the part of the Agent.

(d) The Agent shall be entitled to rely on any communication, instrument or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons and with respect to all legal matters shall be entitled to rely on the advice of legal advisors selected by it concerning all matters relating to this Agreement or the other Loan Documents and its duties hereunder and thereunder, and shall not be liable to any of the Banks or to any holder of a Note for the consequences of such reliance.

(e) The Agent, as such, shall not be required to expend any of its own money to make up the full amount required to make any Loan or in connection with any unreimbursed draw under a Letter of Credit. Should the Agent nevertheless incur any expense as a consequence of the failure of any Bank to make available to the Agent its Ratable Share of any Credit Facility as requested in accordance with this Agreement, such Bank shall be obligated to pay to the Agent on demand the amount expended by the Agent out of its own funds, as a consequence of the failure of such Bank, while such Bank is in default to the Agent hereunder. During the continuance of any such default, as between the Agent and such Bank, the principal amount of Loans owed to the Bank for whose account such Loan was made shall be deemed to be reduced, so long as the default continues, by the amount not remitted by it to the Agent to make up the amount of such Loan and such principal amount and interest thereon shall be deemed assigned to and collectible by the Agent for its own account against the amount of its claim under the preceding sentence.

(f) The Agent may at all times deal solely with the several Banks for all purposes of this Agreement and the other Loan Documents and the protection, enforcement and collection of the Notes and the Obligations, including the acceptance and reliance upon any certificate, consent or other document of such Banks, notwithstanding possession by the Agent of actual notice that the participation of any Bank in all or part of the Credit Facilities has been assigned to another person or entity. The Agent may, however, in its discretion, but on notice to such Bank, (i) pay to any assignee of all or part of a Bank’s Ratable Share in any Credit Facility the share so assigned by said Bank of any division of payments pursuant to this Agreement, and (ii) in lieu of dealing with a Bank hereunder, deal with any person or entity whom said Bank shall have advised the Agent to be the assignee of all of said Bank’s participations in any Credit Facility hereunder and rely upon any certificate, consent or other document of said person or entity (in lieu of any such document on the part of said Bank), for all purposes of this Agreement and the other Loan Documents and the protection, enforcement and collection of the Notes and the other Obligations, and the Agent shall be fully protected in taking or omitting to take any action permitted by the foregoing clauses (i) and (ii). In the event that the Agent shall have requested, by notice in writing sent by registered mail, the consent of the Banks in any matter relating to this Agreement, and the Banks shall fail, for ten (10) business days after the giving of any such notice, to respond to the Agent, the Agent may take such action and assert such rights as it deems to be advisable in its discretion for the protection of the interests of the holders of the Notes.

(g) In relation to its Ratable Share of the Credit Facilities and the Notes, the Agent, in its capacity as a Bank, shall have the same rights, powers and obligations hereunder as any Bank and may exercise such rights and powers as though it were not the Agent.

(h) This Agreement is not to be deemed a loan by any Bank to the other Banks nor a pledge of the rights hereunder by the Agent to the Banks. Each of the Banks shall be deemed an owner of the debt evidenced by the Notes held by such Bank.

Section 12.02 Responsibilities of Agent.

(a) In performing its duties and functions under this Agreement and the Loan Documents, the Agent will endeavor to exercise the same care which it normally exercises in making and handling loans and in handling collateral in which it alone is interested, but it does not assume any further responsibility. The relationship between the Agent and the Banks is and shall be that of agent and principal only.

(b) In the event that (i) the Borrower fails to pay when due the principal of or interest on any Note or any fee required by this Agreement or any other Obligation, or (ii) the Agent receives a Notice of Default or obtains actual knowledge of the occurrence of a Default, the Agent shall give telephonic notice thereof to the Banks (promptly confirmed in writing), and shall take such action with respect to such Default as it shall be directed in writing to take by the Required Banks. Unless and until the Agent shall have received directions as described above, the Agent may take such action or refrain from taking such action with respect to any matter, including without limitation a Default, as it shall deem advisable and in the best interests of the Banks, and shall have no liability for such actions or omissions, except for its gross negligence or willful misconduct. The Agent shall make available to each Bank copies of any and all documents in the possession of the Agent in connection with this Agreement.

(c) The Agent (as used in this Section 12.01 and in Section 12.03 below, the term “Agent” shall include reference to its Affiliates and its own and its Affiliates’ respective officers, shareholders, directors, employees and agents) shall not: (i) have any duties or responsibilities except those expressly set forth in this Agreement or the other Loan Documents, and shall not by reason of this Agreement or the other Loan Documents be a trustee for any Bank; (ii) be responsible to any Bank for any recitals, statements, representations or warranties contained in this Agreement or the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability, execution, filing, registration, collectibility, recording, perfection, existence or sufficiency of this Agreement or the other Loan Documents or any other document referred to or provided for herein or therein or any property covered thereby or for any failure by any Person to perform any of its obligations hereunder or thereunder, and shall have no duty to inquire into or pass upon any of the foregoing matters; (iii) be responsible for any mistake of law or fact or any action taken or omitted to be taken by it hereunder or under the other Loan Documents or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including, without limitation, pursuant to its own negligence, except for its own gross negligence or willful misconduct; (iv) be bound by or obliged to recognize any agreement among or between the Borrower and any Bank, regardless of whether the Agent has knowledge of the existence of any such agreement or the terms and provisions thereof other than as described in any Notice of Default (as defined in Section 12.02(d) below) received by the Agent or if the Agent has actual knowledge thereof; (v) be charged with notice or knowledge of any fact or information not herein set out or provided to the Agent in accordance with the terms of this Agreement or the other Loan Documents; (vi) be responsible for any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; or (vii) be responsible for the acts or edicts of any Governmental Authority.

(d) The Agent may treat the payee of any Note as the holder thereof until written notice of the transfer thereof shall have been received by it. The Agent shall not be responsible for any recitals, statements, representations or warranties set forth in this Agreement or for the execution, effectiveness, genuineness, validity or enforceability of this Agreement or the Loan Documents, or be liable for failing to make any inquiry concerning the performance or conveyance of any of the terms, provisions or conditions hereof or thereof. The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than a failure by the Borrower to pay the fees required under this Agreement or to pay when due the principal of, or interest on, any Note) unless the Agent has received written notice from a Bank or the Borrower specifying such Default and stating that such notice is a “Notice of Default.”

(e) Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement. Each of the Banks agrees that the Agent shall not have any responsibility for the accuracy or adequacy of any information contained in any document, or any oral information, supplied to such Bank by the Borrower directly or through the Agent.

(f) The Agent shall not be bound by any waiver, amendment, supplement or modification to this Agreement or the other Loan Documents which changes its duties under this Agreement and the other Loan Documents unless it shall have given its prior written consent, as Agent, thereto.

Section 12.03 Indemnification of Agent. Each of the Banks agrees to indemnify the Agent (to the extent not reimbursed by the Borrower) in amounts according to such Bank’s Ratable Share, on demand, from and against any and all losses, claims, obligations, damages, liabilities, expenses or disbursements of any kind and nature whatsoever (including but not limited to reasonable fees and disbursements of counsel, interest, penalties, attorneys’ fees and amounts paid in settlement) which may be imposed on, incurred by or asserted against the Agent in any way related to or arising out of the Loan Documents or this Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents, including but not limited to the negligence of the Agent, or any action taken or omitted by the Agent, except only such losses, claims, damages, liabilities or expenses resulting from the Agent’s gross negligence or willful misconduct. If in the opinion of the Agent the distribution of any amount received by it in its capacity as Agent for the Banks might result in liability, it may refrain from making such distribution until it shall have been indemnified to its satisfaction by the intended recipient or recipients. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent shall be repaid, each Bank or other recipient to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such persons or entities as shall be determined by such court. The obligations of the Banks under this Section 12.03 shall survive the termination of this Agreement and the repayment of the Obligations.

Section 12.04 Sharing of Set Offs. Each Bank and each holder of participations in a Note (a “Sharing Bank”) agree each with the others (the “Other Banks”) that, if at any time a Sharing Bank desires to apply to the Obligations any property of Borrower (including deposit account balances and other credits) which comes into the possession of such Sharing Bank, it shall make such disposition and arrangements with the Other Banks with respect to such property as shall result in each Bank or holder receiving, in respect of the Obligations, its Distributable Share of such property, based upon the outstanding principal amounts of the Obligations and all participations therein, without giving effect to any such application; provided however, that each Bank and holder shall also be obligated at any time and from time to time to make such disposition and arrangements as may be necessary to the end that each Bank and holder receives in respect of the Obligations and all participations therein, its Distributable Share of all applications by reason of the fact that all or any of the moneys obtained by the exercise of its right of set off or banker’s lien must at any time for any reason be restored by the Other Banks to Borrower or any trustee or receiver for Borrower or otherwise.

Section 12.05 Option to Purchase.

(a) In the event that any Bank fails, becomes insolvent, closes or is operated by any regulatory authority (a “Failed Bank”), the other Banks shall have the option to purchase all or a portion of the Failed Bank’s Loans for a purchase price equal to the principal amount outstanding of the Failed Bank’s Loans being purchased, plus accrued interest thereon.

(b) The option provided in Section 12.05(a) shall be exercisable by the sending of written notice to the Failed Bank either (i) signed by all of the Banks other than the Failed Bank, designating the amount of the Failed Bank’s Loans being purchased by each such Bank and/or any designee of such Banks, or (ii) signed severally by one or more of the other Banks, each such notice designating the amount of the Failed Bank’s Loans to be purchased by the signatory Bank; provided that, in the event that the aggregate amount of the Loans to be purchased designated in all notices sent pursuant to this subsection (ii) exceeds the amount of the Failed Bank’s Loans, then each signatory Bank shall have the right and the obligation to purchase that portion of the Failed Bank’s Loans as shall result in the Ratable Share of such Banks remaining as nearly as possible proportionate to the Ratable Shares of the other signatory Banks as set forth in Exhibit 2.01 to this Agreement immediately prior to the giving of such notices (not to exceed the amount of the Failed Bank’s Loans which such signatory Bank opted to purchase in its notice).

(c) (i) In the event of the purchase of all or part of a Failed Bank’s Loans under this Section 12.05, (i) if all of the Failed Bank’s Loans are purchased, the Failed Bank unconditionally agrees to forward immediately to the Agent the original of this Agreement and the other Loan Documents (as executed) (including, without limitation, the original of the Borrower’s Notes evidencing the Failed Bank’s Loans) in its possession, together with such other documents, files and records as may be necessary, in the opinion of the Agent, to institute appropriate collection and/or foreclosure proceedings under the Loans; (ii) in the event of the purchase of less than all of a Failed Bank’s Loans under this Section 12.05, the Failed Bank unconditionally agrees to return immediately all Notes in its possession to the Agent, and the Borrower shall issue new Notes to the Failed Bank and the purchasing Bank(s) in accordance with the amounts of the Failed Bank’s Loans being purchased, (iii) Exhibit 2.01 to this Agreement shall be automatically amended to reflect the amounts of the Loans then held by the Banks, and this Agreement and all other Loan Documents shall automatically be amended to reflect the amounts of the Loans thereafter being held by each of the Banks; (iv) [RESERVED]; (v) the Failed Bank shall join in any demand letter or other communications forwarded by the purchasing Banks to the Borrower; and (vi) the Failed Bank shall execute and deliver such additional documents and instruments in favor of the purchasing Bank(s) or the Agent as may be deemed to be necessary or desirable by the Agent to permit the purchasing Bank(s) or the Agent to exercise any right or remedy with this Agreement, this Agreement or the Loan Documents, or otherwise to evidence or perfect the purchase of the Loans pursuant to this Section 12.05.

(d) In furtherance of the provisions of this Section 12.05, the Failed Bank hereby unconditionally and irrevocably grants (such grant being coupled with an interest) to the Agent a power of attorney to execute, deliver, file, and/or record all such instruments of transfer, agreements, certificates, forms and other documents, and to take such other actions which are necessary or desirable in the sole discretion of the Agent to consummate the transactions set forth in this Section 12.05, or to otherwise carry out the intent of this Section 12.05.

Section 12.06 Settling Payments in Ordinary Course. Notwithstanding anything to the contrary contained in this Agreement, any payment referred to in this Section shall be paid in accordance with this Section and not in accordance with the other provisions of this Agreement. On the first Business Day of each week (the “Settlement Date”), but as of the end of the last Business Day of the preceding week, the Agent and the Banks shall make such payments to each other (“Settling Payments”) which are necessary to put the Agent and each Bank in the positions they would have been: (a) had each Bank contemporaneously reimbursed the Agent for each Revolving Credit Advance, and each payment made to honor a Letter of Credit(such Advances and payments, being called “Credit”), pro rata in accordance with their Ratable Shares, and (b) had the Agent contemporaneously paid to each Bank its Ratable Share of each payment by the Borrower, whether principal or interest, on account of Revolving Credit Advances, reimbursement obligations on Letters of Credit, and other Obligations which are due to the Banks in accordance with their Ratable Shares (each, a “Repayment”). The Agent will provide the Banks with a confirmation (a “Confirmation”) of the Settling Payments in the Agent’s standard format on the Settlement Date, and the Agent and the Banks shall make all Settling Payments on or before 4:00 p.m., Philadelphia, Pennsylvania time, on the Settlement Date; provided that, if the Agent does not provide a Confirmation to the Banks on or before 3:30 p.m. on the Settlement Date, the Settling Payments shall be made on the first Business Day thereafter on which the Banks have received the Confirmation prior to 3:30 p.m.

Section 12.07 Special Provisions for Settling Payments.

(a) In furtherance of Section 12.06, in the event that the Agent or any Bank has not made a Settling Payment when due, Settling Payments which would otherwise have been made to such party shall instead be made to the other parties to the extent necessary to ensure that each Bank has paid its Ratable Share of Credit extended.

(b) Notwithstanding Section 12.06, the calculation of Settling Payments with respect to interest shall be made on the first (1st) Business Day of each month with respect to the preceding month, in accordance with the actual number of days elapsed during the period for which such interest payments were made and the actual payments, if any, made by each Bank (including the Agent as a Bank) on account of Credit extended to the Borrower during such period.

Section 12.08 Suspension of Settling Payments. Notwithstanding Section 12.06, the Agent reserves the right, from time to time and at any time, to suspend, terminate or re-establish the weekly settlement procedure set forth in Section 12.06. Such suspension, termination or re-establishment shall take effect upon one Business Day’s prior written notice from the Agent to the Banks. To the extent that any suspension or termination takes effect at a time other than the end of the last Business Day of a week, or any re-establishment of the settlement procedure shall take effect at a time other than the beginning of the first Business Day of a week, Settling Payments shall be made in accordance with Section 12.08 as of a time immediately before the effectiveness of suspension or termination, or for a period commencing at the time of re-establishment of the settlement procedures, as appropriate, and the Agent shall prepare and deliver a Confirmation for the shortened settlement period.

Section 12.09 Alternate Procedures. During any period when settlement procedures are not in effect, the other provisions of this Agreement shall control.

Notwithstanding the foregoing:

(a) In the event any Bank has not paid to the Agent the sums due under this Section 12.09, sums otherwise due to such Bank under this Section 12.09 shall be paid instead to the Agent to the extent necessary to insure that each Bank has paid its Ratable Share of Credit extended;

(b) Distribution of Repayments of interest shall be made in accordance with the actual number of days elapsed during the period for which such interest payments were made and the actual payments, if any, made by each Bank (including the Agent as a Bank) on account of Credit extended to the Borrower during such period; and

(c) To the extent that any Repayment is received by the Agent, and any Bank’s Ratable Share thereof is not paid to such Bank on the day of receipt, if received prior to 11:00 a.m. or otherwise on the next Business Day, such Bank shall be entitled to interest on such Ratable Share, at the rate payable by the Borrower, from the date such Ratable Share should have been paid.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Right of Set Off. In addition to all other rights and remedies available to each Bank, each Bank and the holder of any Note or participation in a Note, during the continuance of a Default, independent of any security interest, shall have the right to set off against the unpaid balance of all the Notes and all other Obligations of Borrower hereunder any debt owing to Borrower by such Bank or holder, including, without limitation, any funds in any deposit account now or hereafter maintained by Borrower with such Bank or holder. Borrower hereby confirms each Bank’s and each such holder’s right of banker’s lien or set off. In accordance with this Section, Borrower agrees that any holder of such participation may exercise any and all rights of set off with respect to any and all moneys now or hereafter owing by such holder to Borrower in the amount of such participation.

Section 13.02 No Discharge. The Obligations of Borrower under this Agreement and under the Notes shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by: (a) any exercise or nonexercise of any right, remedy, power or privilege under or in respect of this Agreement or applicable law, including, without limitation, any failure to set off or release in whole or in part by the Agent or any Bank any balance of any deposit account or credit on its books in favor of Borrower or any waiver, consent, extension, indulgence or other action or inaction in respect of any thereof, or (b) any other action or thing (other than payment) or omission or delay to do any other action or thing which may or might in any manner or to any extent vary the risk of the Banks or would otherwise operate as a discharge of Borrower as a matter of law.

Section 13.03 Amendment; Waiver. No amendments or waiver of any provision of this Agreement or the Notes, nor consent to any departure by Borrower or the Banks therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and the Required Banks; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Article VII hereof, (b) increase the amounts or extend the terms of the Banks’ commitments or subject the Banks to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees hereunder, (d) postpone any date fixed for any payment of principal of, interest on, the Notes or any fees hereunder, (e) change the percentage of the Ratable Shares or of the aggregate unpaid principal amount of the Notes, or the number of Banks which shall be required to take action hereunder, (f) change any provisions of this Section 13.03, or (g) release from liability under the Surety Agreement any parties identified as Surety therein (except in the case of any such party which is a Subsidiary of Borrower and all of the Subsidiary Stock of such Subsidiary has been sold in a transaction permitted by Section 10.11(c), in which case Agent may and shall release such Subsidiary from its liability under the Surety Agreement automatically and without the consent of any Lender) ; provided, further, that no amendment, waiver or consent to Article XIII hereof shall be effective unless signed by the Agent. Any such waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances. Each holder of any Note outstanding shall be bound by any modification, waiver, or consent authorized under this Section 13.03, whether or not such Note shall have been marked to indicate such modification, waiver or consent.

Section 13.04 Severability. Any provision of this Agreement prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, or modified to conform with such laws, without invalidating the remaining provisions of this Agreement, and any such prohibition in any jurisdiction shall not invalidate such provisions in any other jurisdiction. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered, or filed under the provisions of any applicable law.

Section 13.05 Borrower Assignees. No interest herein may be delegated or assigned by Borrower without the prior written approval of the Banks. Any permitted assignee of or successor to a party hereto shall succeed to all rights and benefits, and be bound by all obligations, inuring to such party.

Section 13.06 Bank Assignees; Participations; Withdrawals. No Bank may sell or assign its interests hereunder or any portion thereof to any other Person, except to an affiliate of such Bank or as specifically permitted in Section 12.05, without the prior written approval of the Agent and the Borrower, except that the Agent may assign its interests if each assignment is in a minimum amount of $5,000,000; provided however, that the Agent retain an interest in a minimum amount of $10,000,000. A Bank may withdraw as a lender hereunder only upon (i) the withdrawing Bank giving all other Banks ninety (90) days written notice of its intent to withdraw, and (ii) the withdrawing Bank paying all costs associated with its withdrawal (including, but not limited to, legal, documentation and due diligence costs, if any, of the bank assuming such withdrawing Bank’s participation). Any and all banks assuming the withdrawing Bank’s participation in this Agreement shall comply with the provisions of this Section 13.06 as if such bank were an assignee of the withdrawing Bank. Any Bank may sell participations in its rights to receive payments of principal and interest under the Revolving Credit Facilities; provided that: (i) all amounts payable by the Borrower hereunder shall be delivered as if such Bank had not granted such Participation, and (ii) any agreement pursuant to which any Bank may grant a participation in its rights with respect to any particular Loans (x) shall provide that with respect to any such Loans such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower relating to such Loans including, without limitation, the right to approve any amendment, modification or waiver of this Agreement, (y) may provide that such Bank will not agree to any amendment, modification, or waiver of this Agreement without the consent of the Participant if such amendment, modification or waiver would reduce the principal of or rate of interest on such Loans or postpone the date fixed for any payment of principal or of interest on such Loans, and (z) shall not relieve such Bank from its obligations, which shall remain absolute, to make Revolving Credit Advances hereunder; and further provided, that no sale of a participation shall impose any direct obligations on the Borrower or the Agent in favor of any purchaser of a participation without the prior consent of the Agent and the Borrower and no sale of participations in violation of the 1933 Act shall be permissible.

Section 13.07 Confession of Judgment. DURING THE CONTINUANCE OF A DEFAULT, BORROWER IRREVOCABLY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR ANY CLERK OF ANY COURT OF RECORD TO APPEAR FOR AND CONFESS JUDGMENT AGAINST BORROWER FOR SUCH SUMS AS ARE DUE AND OWING ON THESE CREDIT FACILITIES WITH OR WITHOUT DECLARATION, WITH COSTS OF SUIT, WITHOUT STAY OF EXECUTION AND WITH AN AMOUNT NOT TO EXCEED THE LESSER OF FIFTEEN PERCENT (15%) OF THE PRINCIPAL AMOUNT OF SUCH JUDGMENT OR $5,000 ADDED FOR COLLECTION FEES. IF A COPY OF THIS AGREEMENT, VERIFIED BY AFFIDAVIT BY OR ON BEHALF OF THE AGENT, SHALL HAVE BEEN FILED IN SUCH ACTION, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL OF THIS AGREEMENT. THE AUTHORITY GRANTED HEREBY SHALL NOT BE EXHAUSTED BY THE INITIAL EXERCISE THEREOF AND MAY BE EXERCISED BY THE AGENT FROM TIME TO TIME UNTIL ALL SUMS PAYABLE BY BORROWER HAVE BEEN PAID IN FULL. THERE SHALL BE EXCLUDED FROM THE LIEN OF ANY JUDGMENT OBTAINED SOLELY PURSUANT TO THIS PARAGRAPH ALL IMPROVED REAL ESTATE IN ANY AREA IDENTIFIED AS HAVING SPECIAL FLOOD HAZARDS UNDER REGULATIONS PROMULGATED UNDER THE FLOOD DISASTER PROTECTION ACT OF 1973, IF THE COMMUNITY IN WHICH SUCH AREA IS LOCATED IS PARTICIPATING IN THE NATIONAL FLOOD INSURANCE PROGRAM. ANY SUCH EXCLUSION SHALL NOT AFFECT ANY LIEN UPON PROPERTY NOT SO EXCLUDED.

Section 13.08 Governing Law. This Agreement has been negotiated and executed in the Commonwealth of Pennsylvania and shall be construed in accordance with and governed by the laws, including equitable principles but without regard to principles of conflict of laws, of the Commonwealth of Pennsylvania, except to the extent that the effectiveness, perfection or priority of its lien in Collateral is governed by the laws of a state other than the Commonwealth of Pennsylvania.

Section 13.09 Jurisdiction and Venue. IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ANY COUNTY IN THE COMMONWEALTH OF PENNSYLVANIA WHERE THE AGENT MAINTAINS AN OFFICE AND AGREES NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COUNTY. BORROWER AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON BORROWER BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER.

Section 13.10 Arbitration.

(a) Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of, or relating to the Loan Documents between parties (a “Dispute”) hereto shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

(b) All arbitration hearings shall be conducted in the City of Philadelphia, Pennsylvania. A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within one hundred twenty (120) days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of sixty (60) days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

(c) Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party’s entitlement to such remedies is a Dispute.

(d) The parties agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute, whether the Dispute is resolved by arbitration or judicially.

(e) The parties acknowledge that by agreeing to binding arbitration they have irrevocably waived any right they may have to a jury trial with regard to a Dispute.

Section 13.11 Headings. The Article and Section headings in this Agreement are for convenience only and shall not affect the construction hereof.

Section 13.12 Notices. Any notice hereunder shall be in writing and shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at its address set forth on the signature pages hereto (or at such other address as such party shall specify to the other parties hereto in writing), or, if sent by certified mail, on the third business day after the day on which mailed, addressed to such party at such address.

Section 13.13 Survival of Agreement. All covenants, agreements, representations and warranties made herein and in the other Loan Documents are for the benefit of the Agent and the Banks, shall survive the making by the Banks of the Revolving Credit Advances and the execution and delivery by Borrower to the Banks of the Notes and shall continue in full force and effect until the date on which all Obligations have been fully and finally paid and satisfied.

Section 13.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together shall constitute but one instrument.

Section 13.15 Canceled Notes. Upon the payment in full of the principal of, and interest on, the Notes and all other Obligations hereunder, and the occurrence of the Revolving Credit Termination Date, the Banks shall mark such Notes “canceled” or “paid” or some similar phrase and shall return the same promptly to Borrower.

Section 13.16 Conflicts Among Loan Documents. In the case of any inconsistency between a provision of this Agreement and a provision of another Loan Document, the provision of this Agreement shall control.

BORROWER REPRESENTS AND ACKNOWLEDGES THAT IT HAS REVIEWED ALL OF THE PROVISIONS OF THIS AGREEMENT WITH AN ATTORNEY, INCLUDING WITHOUT LIMITATION SECTIONS 13.07, 13.09 AND 13.10. THE BORROWER UNDERSTANDS THAT THE PROVISIONS OF SECTIONS 13.07, 13.09 AND 13.10 INVOLVE THE WAIVER OF CERTAIN CONSTITUTIONAL RIGHTS, AND ACKNOWLEDGES THAT THE BORROWER HAS KNOWINGLY AND VOLUNTARILY WAIVED SUCH RIGHTS AFTER REVIEWING THE PROVISIONS OF SECTIONS 13.07, 13.09 AND 13.10 WITH ITS ATTORNEY.

IN WITNESS WHEREOF, Borrower, the Agent and the Banks have caused this Agreement to be duly executed and delivered as of the day and year first above written.

WACHOVIA BANK, NATIONAL

ASSOCIATION, for itself and as Agent

By: /s/ Wachovia Bank, N.A.
Name:
Title:

Address:

Attest:	DORMAN PRODUCTS, INC. (formerly known as R & B, INC.

By:/s/ Thomas J. Knoblauch	By /s/ Richard Berman:

Name: Richard Berman Title: President

Address:

[corporate seal]

EXHIBIT I

NOTEHOLDERS

Cigna Insurance Company

Connecticut General Life Insurance Company

Connecticut General Life Insurance Company, On Behalf of One or More Special Accounts

Life Insurance Company of North America

Pacific Life Insurance Company

The Security Mutual Life Insurance Company of Lincoln Nebraska

EXHIBIT 2.01

BANKS AND RATABLE SHARES

	Revolving
	Credit	Ratable
	Facility	Share

Wachovia Bank, National Association	$30,000,000	100%
123 South Broad Street Philadelphia, PA 19109

EXHIBIT 2.02

SEVENTH AMENDED AND
RESTATED REVOLVING CREDIT NOTE

$30,000,000.00 July 24, 2006

For value received, the undersigned (“Borrower”) promises to pay to the order of Wachovia Bank, National Association (formerly First Union National Bank) (the “Bank”), on or before the Revolving Credit Termination Date, the lesser of Thirty Million Dollars ($30,000,000.00) or the unpaid principal amount outstanding under the Revolving Credit Facility made available by the Bank to Borrower pursuant to the Third Amended and Restated Credit Agreement referred to in paragraph 1 below, together with interest (computed on the basis of a 360-day year for the actual number of days elapsed) on the unpaid principal balance from time to time outstanding hereunder from the date hereof until payment hereunder in full. Both principal and interest shall be paid in federal funds or other immediately available lawful money of the United States at the main office of the Agent at 2240 Butler Pike, Plymouth Meeting, PA 19462, Attention: Harry Ellis (or such other address as may be designated by the holder hereof in writing).

1. (a) This Note evidences the Revolving Credit Balance under, is governed by, and is entitled to the benefits of a Third Amended and Restated Credit Agreement dated as of the date hereof and as it may be further amended (collectively referred to herein as the “Agreement”) among Borrower, the Bank, for itself and as Agent and the other Banks, if any, parties thereto, including Bank, which Agreement, among other matters, contains provisions for the acceleration of the maturity hereof upon the occurrence and continuance of certain stated events. All capitalized terms used herein shall have the same meanings as are assigned to such terms in the Agreement.

(b) This Note amends, restates and consolidates in its entirety the Sixth Amended and Restated Revolving Credit Note dated May 23, 2005 issued by the Borrower to the Bank pursuant to the Agreement.

2. Borrower shall pay the principal hereof and all accrued interest on or before the Revolving Credit Termination Date.

3. Borrower shall pay interest on the unpaid principal balance from time to time outstanding hereunder from the date hereof until such unpaid principal balance has been paid in full at the rate or rates, and at the times, set forth in the Agreement. Any payment of principal, and, to the extent permitted by law, interest, of or on this Note which is not paid in full when due shall bear interest at the Default Rate.

4. The Bank’s records as to the Revolving Credit Advances made by the Bank to Borrower pursuant to the Agreement, the payments made on account of principal hereof, the issuance of Letters of Credit and draws thereon and reimbursement thereof, shall be presumed to be complete and correct absent manifest error.

(Corporate Seal)

Attest:	DORMAN PRODUCTS, INC. (formerly known as R & B, Inc.)

By:	By:

Name:	Name:
Title:	Title:

EXHIBIT 2.03

CREDIT REQUEST

Wachovia Bank, National Association
2240 Butler Pike
Plymouth Meeting, PA 19462
Attention:

Gentlemen:

The undersigned (“Borrower”) hereby requests a Revolving Credit Advance or the issuance of a Letter of Credit, as follows, pursuant to the terms of the Third Amended and Restated Credit Agreement dated as of July 24, 2006, (the “Agreement”) among Borrower and the Banks therein named. Capitalized terms as defined herein shall have the meaning set forth in the Agreement.

The requested Revolving Credit Advance is in the amount of $     and it shall be disbursed or issued on      .

The requested Letter of Credit is in the amount of $     and shall be issued on      for the benefit of      .

Current Revolving Credit Balance	$—
Outstanding Letters of Credit	$—
TOTAL	$—
(but not more than $30,000,000)
Total Available Revolving Credit Facilities	$—

The above Revolving Credit Advance shall bear interest at the Prime Rate unless Borrower elects another rate pursuant to the Interest Rate Election Notice.

Borrower certifies that the foregoing is true, correct and complete as shown on its books and records as of the date hereof. The Revolving Credit Balance and Letter of Credit Balance

outstanding following the disbursement of the proceeds of the requested Revolving Credit Advance or the issuance of a Letter of Credit will not exceed the Revolving Credit Limit.

DORMAN PRODUCTS, INC.

(formerly known as R & B, INC.)

Dated:	By:

Name:
Title:

EXHIBIT 2.05A

MASTER LETTER OF CREDIT AGREEMENT

EXHIBIT 2.05B

OUTSTANDING LETTERS OF CREDIT

Royal Indemnity	$56,000.00
Royal Indemnity	$372,000.00
Hartford Insurance Company	$900,000.00

EXHIBIT 3.01

INTEREST RATE ELECTION NOTICE

Wachovia Bank, National Association
2240 Butler Pike
Plymouth Meeting, PA 19462

Attention:

Gentlemen:

The undersigned (“Borrower”) hereby elects the following Interest Rate and Interest Period for the below described outstanding Revolving Credit Loan , pursuant to the terms of the Third Amended and Restated Credit Agreement dated as of July 24, 2006, as amended (the “Agreement”) among Borrower and the Banks therein named. Capitalized terms as defined herein shall have the meaning set forth in the Agreement.

The Revolving Credit to which this notice applies is in the amount of $     and was disbursed or issued on      .

Interest Rate:

Borrower elects to continue present Interest Rate

or

Borrower elects to convert present Interest Rate (in the amounts set forth below)

LIBOR Loan into Prime Rate Revolving Loan $

LIBOR Loan into LIBOR Market Index Rate

Revolving Loan $

Prime Rate Revolving Loan into LIBOR Loan $

Prime Rate Revolving Loan into LIBOR Market

Index Rate Revolving Loan $

LIBOR Market Index Rate Revolving Loan into

LIBOR Loan $

LIBOR Market Index Rate Revolving Loan into Prime Rate Revolving Loan $

Interest Period:

Borrower elects to continue present Interest Period

or

Borrower elects to change present Interest Period to:

LIBOR Loans: 30 days

60 days

90 days

Borrower certifies that, upon the making of the elections set forth herein, it will not have outstanding more than six (6) different Interest Rates under the Revolving Credit Facilities.

DORMAN PRODUCTS, INC.

(formerly known as R & B, INC.)

By:
Name:
Title:

EXHIBIT 7.01(d)

SURETY AGREEMENT

from

Motor Power Industries, Inc.
RBVest, Inc.
RBMark, Inc.
RB Management, Inc.
RB Distribution, Inc.
Dorman Products Distribution, Ltd.
Allparts, Inc.

EXHIBIT 8.01

COMPANY SUBSIDIARIES

	State of
	Incorporation	Stock
Subsidiaries	or Formation	Ownership (1)
Corporate

RB Distribution, Inc.	Pennsylvania	100%
RB Management, Inc.	Pennsylvania	100%
Dorman Management, Inc.	Pennsylvania	100%
Dorman Distribution, Inc.	Pennsylvania	100%
RBMARK, Inc.	Delaware	100%
RBVEST, INC.	Delaware	100%
ALLPARTS, INC.	Delaware	100%
R&B Canada, Inc.	Delaware	100%
R&B PACIFIC RIM, INC.	Delaware	100%
Motor Power Industries, Inc.	Delaware	100%
Scan-Tech USA, LTD	Minnesota	100%
Scan-Tech Sweden AB	Sweden	100%
The Connection, A Telemarketing Company	Florida	100% (2)
1664403 ONTARIO INC. (Hermoff)	Canada	100% (3)
Limited Partnerships

Dorman Products Distribution Limited	Kentucky	(4)

(1) Unless otherwise indicated, common stock is the only class of capital stock issues and outstanding.

(2) 100% of its capital stock is owned by Motor Power Industries, Inc.

(3) 100% of its capital stock is owned by R&B Canada, Inc.

(4) The general partner with a 1% interest is Dorman Management, Inc. and the limited partner with a 99% interest is Dorman Distribution, Inc.

Subsidiaries	Directors	Officers
RB Distribution, Inc.	A	B

RB Management, Inc.	A	B

R&B Canada, Inc.	A	B

Dorman Management, Inc.	A	B

Dorman Distribution, Inc.	A	B

R&B PACIFIC RIM, INC.	A	B

RBMARK, Inc.	C	D

RBVEST, INC.	C	D

Motor Power Industries, Inc.	A	B

Scan-Tech USA, LTD	A	B

Scan-Tech Sweden AB	E	E

The Connection, A Telemarketing Company	A	B

1664403 ONTARIO INC. (Hermoff)	F	G

A B C D E F G	- - - - - - -	Richard Berman; Steven Berman
Richard Berman, President; Steven Berman, Exec. VP; Tom Knoblauch, Secretary
Matt Barton; Mike Morgan;
Don Barry, President; Tom Knoblauch, Secretary
Tom Weiss, Fredrik Gefvert Erik Kilkki; Tom Knoblauch,
Matt Barton, Andrew Connor
Art Bluhm, President, Tom Knoblauch Secretary

EXHIBIT 8.03

NO CONFLICTS

(a)	None

(b)	Mateel Environmental Justice Foundation v. R&B, Inc. – a matter alleging violations under California’s Save Drinking Water and Toxic Enforcement Act (“Proposition 65”). Under the terms of settlement, and without admitting any liability, the Company agreed to pay $30,000.00 and to comply with the terms of the settlement by July 20, 2006.

EXHIBIT 8.04

REQUIRED CONSENTS AND STATUS THEREOF

None.

EXHIBIT 8.07

MATERIAL LEASES AND CONTRACTS

		Current
		Monthly		Expiration
Lessor	Description Payment			Date

BREPI	Colmar Facility Lease	$107,845		12/31/2007
First Industrial Realty	Portland, TN Lease	$49,770	(A)	2/28/2016
FRP Development	Baltimore, MD Lease	$40,259		3/31/2010
Kilenkrysset	Tumba, Sweden	$33,178		12/31/2007

Notes:

(A) Rent doubles to $99,540 per month after one year partial rent abate period ends February 2007.

All leases above increase annually based upon increases in inflation.

The Company is also a party to numerous agreements with customers and other parties (such as the United States Customs Service) containing indemnification obligations on the part of the Borrower or a Subsidiary which involve, individually or in the aggregate, a potential liability to pay more than $250,000.00.

EXHIBIT 8.08

BORROWER PLANS AND ERISA
MATTERS EXISTING AND CONTEMPLATED PLANS

PLAN TYPE	PROVIDER NAME	PLAN ID
401(k) Plan	MassMutual Financial Group	MR 60071

Long Term Disability	Aetna	GP-885824 3A

Short Term Disability	Aetna	GP-885824 2A

Basic Life Insurance	Aetna	GP-885824 1A

Medical Insurance (Colmar)	Keystone Health Plan East (HMO)	438290

Medical Insurance (Colmar)	Keystone Health Plan East (POS)	439800

Medical Insurance (Colmar, Sales, The Connection, Portland)	Independence Blue Cross (PPO)	438291

Medical Insurance (Warsaw)	Anthem Blue Cross Blue Shield	00012003

Medical Insurance (Allparts)	Blue Cross Blue Shield Missouri	00330422

Medical Insurance (MPI)	MAMSI – Optimum Choice	60264

Flexible Spending Account	Ameriflex, LLC

	Brokerage Concepts (runoff
Medical Insurance Claims	through 12/31/06)

	Brokerage Concepts (final bill
Medical Insurance Admin	paid through 4/30/06)

Voluntary Life Insurance	The Hartford Life	OGL-208212

Travel Accident	CHUBB	6409-58-48-ABL

Dental Insurance	Guardian	00364709

		E76760000
Supplemental Insurance	Colonial	E76790000

Claims Assistance	Health Advocate

Health and Welfare Broker	Model Consulting

Auto and home insurance	Metlife	297964

Legal Plan	Hyatt Legal Services	057 1362

(b) None.

(c) None.

(e) None.

EXHIBIT 8.09

(b) Borg Warner Inc. vs. Dorman Products - Under this threatened action, Borg Warner alleges patent infringement and unfair business competition based on the manufacturing, marketing, and sale of a certain transmission solenoid valve component. The Company disputes the allegations and has engaged outside counsel to assist in its defense preparation. As of the date of this memo, the formal complaint has not yet been served and potential liability, if any, has not been determined. The Company is in the process of determining whether this matter will be covered by insurance.

EXHIBIT 8.10

TAX AND OTHER RETURNS AND REPORTS

The Company’s Consolidated 2004 Federal Income Tax Return is currently being audited by the Internal Revenue Service. The audit is in the preliminary stages and therefore the Company cannot determine the likely outcome of the audit at this time.

The Kentucky Income Tax Return of the Company’s Dorman and RB Distribution, Inc. businesses are currently being audited by the Commonwealth of Kentucky. The audit is in the preliminary stages and therefore the Company cannot determine the likely outcome of the audits at this time.

The Company’s Dorman Products of America subsidiary (which was merged into RB Distribution, Inc. in December, 2005) is currently contesting approximately $900,000 in assessments, interest and penalties levied by the Commonwealth of Kentucky related to 2000 to 2004 personal property taxes. The Company has established reserves of approximately $570,000 to cover expected costs to settle this matter.

EXHIBIT 8.11

LIABILITIES

None.

EXHIBIT 8.12

AFFILIATE AGREEMENTS

The Company leases its primary office, production facility and warehouse located in Colmar, PA from a partnership whose partners are also the major shareholders of the Company. This lease is fully disclosed in the Company’s financial statements and in other schedules attached hereto.

EXHIBIT 8.13

INTEREST IN PERSONAL PROPERTY

The Company leases certain computer equipment, software, office and warehouse space, copiers, automobiles, etc. from a variety of sources. Those meeting the criteria for capitalization under GAAP have been so reflected in the financial statements.

EXHIBIT 8.14

INTEREST IN REAL PROPERTY

The following excerpt is extracted from the Company’s Form 10-K filing with the Securities and Exchange Commission for the fiscal year ended December 31, 2005.

Facilities

The Company currently has 13 warehouse and office facilities located throughout the United States, Canada, Sweden, China and Korea. Two of these facilities are owned and the remainder are leased. The Company’s headquarters and principal warehouse facilities are as follows:

Location Description
—— —

Colmar, PA Warsaw, KY Louisiana, MO Baltimore, MD Hagersville, ON Portland, TN	Warehouse and office — 334,000 sq. ft. (leased) (1)
Warehouse and office — 362,000 sq. ft. (owned)
Warehouse and office — 90,000 sq. ft. (owned)
Warehouse and office — 83,000 sq. ft. (leased)
Manufacturing, warehouse, and office 37,000 sq. ft. (leased) (2)
Warehouse and office — 269,000 sq. ft. (leased)

In the opinion of management, the Company’s existing facilities are in good condition.

(1) Leased by the Company from a partnership of which Richard N. Berman, President and Chief Executive Officer of the Company, and Steven L. Berman, Executive Vice President of the Company, their father, Jordan S. Berman, and their brothers, Marc H. Berman and Fred B. Berman, are partners. Under the lease the Company paid rent of $3.75 per square foot ($1.3 million per year) in 2005. The rents payable will be adjusted on January 1 of each year to reflect annual changes in the Consumer Price Index for All Urban Consumers U.S. City Average, All Items. In 2002, the lease term was extended and will expire on December 31, 2007. In the opinion of management, the terms of this lease are no less favorable than those which could have been obtained from an unaffiliated party.

(2) In June 2005, the Company acquired The Automotive Edge/Hermoff (Hermoff) for approximately $1.7 million. As part of the acquisition of Hermoff, the Company leased the existing facility from an Ontario corporation of which Arthur Bluhm, President of Hermoff, and Robert Bluhm, Vice President of Hermoff, are shareholders. Under the lease the Company paid rent of $58,275 Canadian in 2005. The term of the lease is for a period of 2 years beginning June 1, 2005 and ending May 31, 2007. In the opinion of management, the terms of this lease are no less favorable than those which could have been obtained from an unaffiliated party.

EXHIBIT 8.15

INTELLECTUAL PROPERTY RIGHTS

Dorman Products, Inc. — Registered Marks

Trademark	File Date	Serial No.	Reg. No.	Reg Date	Country	Status
ADD-A-DRAWER	1/9/1984	460,088	1,375,458	12/17/1985	US	Registered

ADD-A-DRAWER	1/24/1985	519,099	1,383,038	2/18/1991	US	Registered

AIR filter TITE	10/9/1998	75/568797	2,304,012	12/28/1999	US	Registered

AUTOGRADE HARDWARE	5/11/2005	78627315			US	PENDING

CAR HOOD DESIGN	12/24/1986	73/637,111	1,452,937	8/18/1987	US	Registered

CAR HOOD LOGO	9/19/1985	559,140	1,437,938	4/28/1987	US	Registered

CAR HOOD LOGO DESIGN	6/11/1987	73/665,859	1,491,014	6/7/1988	US	Registered

CHAMP	8/29/1994	74/566,982			US	OPPOSITION PENDING

CONDUCT-TITE!	12/19/1985	574,251	1,403,855	8/5/1986	US	Registered

COOL-AID	1/29/1997	75233221	2543654	3/5/2002	US	Registered

DESIGN	4/3/1986	73/591,366	1,416,400	11/11/1986	US	Registered

DESIGN	4/4/1986	591,654	1,413,412	10/14/1986	US	Registered

DESIGN	4/3/1986	73/591,397	1,413,371	10/14/1986	US	Registered

DESIGN/CAR HOOD LOGO	4/3/1986	73/591,453	1,442,832	6/16/1987	US	Registered

DESIGN/CAR HOOD LOGO	4/3/1986	73/591,400	1,465,181	11/17/1987	US	Registered

DORMAN	8/21/2002	2819530			CTM	PENDING

DORMAN	2/25/1985	524,016	1,380,190	1/28/1986	US	Registered

DORMAN	2/25/1985	523,694	1,381,068	2/4/1986	US	Registered

DORMAN	2/25/1985	523,684	1,384,184	2/25/1986	US	Registered

DORMAN	2/25/1985	524,044	1,394,860	5/27/1986	US	Registered

DORMAN — New Since 1918	10/19/2005	78736212			US	PENDING

DORMAN and DESIGN	6/19/1998	75/505224	2,323,204	2/29/2000	US	Registered

DORMAN and DESIGN	6/19/1998	75/505348	2,342,402	4/18/1999	US	Registered

DORMAN PRODUCTS	2/25/1985	523,631	1,378,090	1/14/1986	US	Registered

DORMAN PRODUCTS	2/25/1985	523,630	1,378,947	1/21/1986	US	Registered

DORMAN PRODUCTS	2/25/1985	524,020	1,384,185	2/25/1986	US	Registered

DORMAN PRODUCTS	2/25/1985	523,923	1,396,492	6/10/1986	US	Registered

DORMAN: THE GOLD STANDARD OF BRAKE CALIPERS (and colors)	6/21/2005	78654912			US	PENDING

EXPAND-TITE!	8/15/1986	(73)614870	1,466,167	11/24/1987	US	Registered

FUSION LOCK	12/5/2005	78766359			US	PENDING

HELP!	11/30/1984	511,266	1,392,102	5/6/1986	US	Registered

HERMOFF	6/20/2005	78653952			US	PENDING

HERMOFF		1261788			Canada	PENDING

INSTALL CONFIDENCE	1/21/2003	78205430	2927731	2/22/2005	US	Registered

KEEP-TITE!	3/18/1985	527,502	1,370,879	11/19/1985	US	Registered

LICENSE — TITE!	11/10/1998	75/591069	2,306,102	1/4/1999	US	Registered

LOOK!	12/15/1986	(73)635491	1,473,046	1/19/1988	US	Registered

MIGHTY FLOW!	12/9/1985	572,238	1,422,742	12/30/1986	US	Registered

MM					US	PROPOSED

MM					US	PROPOSED

MOTORMITE	5/29/1998	75/498265	2,294,202	11/23/1999	US	Registered

NEED!	12/9/1985	572,284	1,416,389	11/11/1986	US	Registered

O — TITE!	12/15/1998	75/611723	2,374,508	8/8/2000	US	Registered

OIL-TITE!	12/18/1986	(73)636013	1,489,853	5/31/1988	US	Registered

Pedal — UP!	10/9/1998	75/568796	2,304,011	12/28/1999	US	Registered

READY -PAK	6/17/1966	248,315	854,482	8/13/1968	US	Registered

REPLACE IT	4/3/1987	73/591,365	1,449,253	7/28/1987	US	Registered

REPLACE IT	4/3/1986	73/591,402	1,465,182	11/17/1987	US	Registered

REPLACE IT	6/11/1987	73/665,818	1,479,523	3/8/1988	US	Registered

REPLACE IT	4/3/1986	73/591,398	1,413,372	10/14/1986	US	Registered

REPLACE IT	4/3/1986	73/591,368	1,414,261	10/21/1986	US	Registered

REPLACE IT	12/24/1986	73/637,172	1,449,321	7/28/1987	US	Registered

REPLACE IT	4/3/1986	73/591,399	1,441,867	6/9/1987	US	Registered

REPLACE IT	9/19/1985	559,083	1,435,424	4/7/1987	US	Registered

RING — TITE!	11/10/1998	75/591068	2,306,101	1/4/2000	US	Registered

RIVET-TITE!	11/10/1998	75/591054			US	PENDING

SAFETY COUNTS	12/3/1998	75/602482	2,394,824	10/17/2000	US	Registered

SMOKE STOPPER	9/16/1987	73/684,489	1,507,605	10/4/1988	US	Registered

SPINDLE — TITE!	10/9/1998	75/568799	2,299,870	12/14/1999	US	Registered

SPRING — TITE!	10/9/1998	75/568798	2,318,483	2/15/2000	US	Registered

STAINLESS-TITE!	10/22/1998	75/575811			US	PENDING

STEADY LIFT	9/21/1989	73/826,843	1,628,204	12/18/1990	US	Registered

STUD-TITE!	5/15/1986	(73)598917	1,424,577	1/13/1987	US	Registered

symmetry & design	12/2/2005	78765829			US	PENDING

UNI-FIT	3/26/2002	2631984	2631984	7/14/2003	CTM	Registered

VACU-TITE	12/18/1986	(73)636014	1,449,686	7/28/1987	US	Registered

VIS-A-KIT	1/20/1984	461,638	1,342,023	6/18/1985	US	Registered

VIS-A-KIT	1/22/1985	518,276	1,352,800	8/6/1985	US	Registered

VIS-A-KIT	1/22/1985	518,275	1,366,463	10/22/1985	US	Registered

WHEEL-TITE!	5/15/1986	598,916	1,422,521	12/30/1986	US	Registered

WING DESIGN	1/2/1986	575,942	1,408,230	9/9/1986	US	Registered

WING DESIGN	8/19/1985	554,199	1,405,585	8/19/1986	US	Registered

WING DESIGN	8/19/1985	554,326	1,405,533	8/19/1986	US	Registered

WING DESIGN	8/19/1985	554,200	1,392,285	5/6/1986	US	Registered

WING DESIGN	8/19/1985	554,327	1,394,062	5/20/1986	US	Registered

Dorman Products, Inc. — PATENTS
COUNTRY	TYPE	SERIAL NO.	PATENT NO.	PUBL. NO	TITLE	STATUS

					SUPPLEMENTAL RESTRAINT SYSTEM
UNITED STATES	DES	29/051,953	D397,607		[SRS] ANTI-THEFT FASTENER	ISSUED

					SUPPLEMENTAL RESTRAINT SYSTEM
UNITED STATES	DES	29/070,936	D397,030		[SRS] ANTI-THEFT FASTENER	ISSUED

					SUPPLEMENTAL RESTRAINT SYSTEM
UNITED STATES	DES	29/071,012	D407,302		[SRS] ANTI-THEFT FASTENER	ISSUED

UNITED STATES	UTL	07/698,153	5,197,567		REPLACEMENT DRAIN HOLE CLOSURE	ISSUED

UNITED STATES	DES	07/698,572	D 341,142		REPLACEMENT OIL DRAIN PLUG	ISSUED

UNITED STATES	UTL	07/886,601	5,343,986		DISC BRAKE REPAIR MEANS & METHOD	ISSUED

CANADA	UTL	2,347,481	2,347,481		ADJUSTABLE ADAPTOR	ISSUED

UNITED STATES	UTL	09/325,501	6,231,263		ADJUSTABLE ADAPTOR	ISSUED

					NO STRIPNO CRIMP ELECTRICAL
CANADA	UTL	2,486,596			CONNECTOR	PENDING

					ROTATABLE NO STRIPNO CRIMP
UNITED STATES	UTL	10/703,934	6,881,090	US 2005-0101181 A1	ELECTRICAL CONNECTOR FOR WIRES	ISSUED

UNITED STATES	DES	29/193,720	D502,149		TOPOF A ROCKER SWITCH AND LENS	ISSUED

UNITED STATES	DES	29/213,136	D506,448		TOPOF A ROCKER SWITCH AND LENS	ISSUED

					TOPOF A ROCKER SWITCH AND LENS
UNITED STATES	UTL	29/213,156	D515,042		THEREFORE	ISSUED

UNITED STATES	DES	29/213,118	D506,186		TOPOF A ROCKER SWITCH AND LENS	ISSUED

					POLYMERIC MANIFOLD ASSEMBLY AND
UNITED STATES	UTL	11/156,327		US 2006-0016416 A1	METHOD	PUBLISHED

					POLYMERIC MANIFOLD ASSEMBLY AND
WIPO	UTL	PCT/US05/21595		WO 2006/009911 A2	METHOD	PUBLISHED

UNITED STATES	UTL	11/214,183			FLUID LINE ASSEMBLY TOOL	PENDING

Dorman Products, Inc. — COMMON LAW TRADEMARKS

Trademark

4-N-1 LENS SWITCHES

ALLPARTS

DRIVING REVENEW

ELECTRAFORCE

EVERBRASS

FIRST STOP

MIGHTY CLEAR!

MPI

OE SOLUTIONS

PIK-A-NUT

PULSE FX

QUICK DISCONNECT

RAPID RAIL

SCAN TECH

TECH CHOICE

THE AUTOMOTIVE EDGE

TWIST-CONNECT

EXHIBIT 8.16

ENVIRONMENTAL PROTECTION AND OTHER MATTERS

(a) None

(c)	(i) (ii)	Matter of Environmental Protection Agency – NPL Listing: North Penn Area Zone 5 The disclosure set forth in Exhibit 8.03(b) is incorporated herein by reference.

EXHIBIT 8.17

INSURANCE

Coverage	Insurance Company	Policy #

Hartford Fire Insurance
Commercial Property	Company	39UUMLK6928

Hartford Fire Insurance
Ocean Cargo	Company	39CTPTT4025

Travelers Property
Casualty Company of
Boiler & Machinery	America	BAJBM219377A663TIL06

ACE American Insurance
Commercial General Liability	Company	PMDG22904504

Automobile Liability	Hartford Fire Insurance
including Physical Damage	Company	39ABC73801

Workers Compensation &	Hartford Insurance
Employer Liability	Company of the Midwest	39WNC73800

ACE American Insurance
Umbrella Liability	Company	XOOG23548330

Fireman’s Fund Insurance
Excess Umbrella Liability	Company	SHX00087912424

Insurance Company State
Foreign Package	of Pennsylvania	EX55100639

Directors & Officers Liability	Federal Insurance Company	81692475

Employment Practices Liability	Federal Insurance Company	68024430

Fiduciary Liability and Kidnap & Ransom	Federal Insurance Company	81414333

Zurich American
Commercial Crime	Insurance Company	FID588801201

EXHIBIT 9.03

COMPLIANCE CERTIFICATE

Wachovia Bank, National Association
2240 Butler Pike
PA 5414
Plymouth Meeting, PA 19462
Attention: Kristen Ruth

Vice President

The undersigned, on behalf of Dorman Products, Inc. (formerly known as R & B, Inc.) (the “Borrower”), hereby certifies as follows, as of the date hereof:

1. Dorman Products, Inc. (formerly known as R & B, Inc.) (the “Borrower”) and each Subsidiary have performed and are in compliance with each of the covenants and agreements to be performed and/or complied with by the Borrower and each Subsidiary as of the date hereof under the Third Amended and Restated Credit Agreement dated as of July 24, 2006 as amended (the “Agreement”) among Borrower and the Banks named therein. If this Certificate is being delivered as of the end of a fiscal quarter under Section 9.03 of the Agreement, attached hereto as Exhibit A are calculations showing compliance with all financial covenants contained in the Agreement, and the Borrower shall deliver to the Agent such further calculations and information in respect of Exhibit A as are requested by the Agent from time to time.

2. No Event of Default or Default under the Agreement or any of the Loan Documents has occurred and is continuing.

3. There has been no material adverse change in the Borrower’s and its Subsidiaries’ consolidated business, operations, properties, or condition, financial or otherwise, since the date of the last financial statements which have been delivered to the Agent.

4. All representations and warranties in the Agreement are true and correct as of the date hereof (except that with respect to the Exhibits to the Agreement, there has been no material adverse change in such Exhibits since the date of the most recent annual update of such Exhibits pursuant to Section 9.03(a)(ii) of the Agreement), and except as set forth in Exhibit B hereto.

All capitalized terms used herein shall be defined as defined in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Agreement on this      day of      , 200     .

By:
Name:
Title:

EXHIBIT 10.04

EXISTING LIENS

DESCRIPTION OF			BALANCE @
DEBT	BORROWER	LENDER	JULY, 2006	COLLATERAL
Purchase Money Security Interest	AutoZone Parts, Inc.	Dorman Products Distribution, Ltd.	$1.7 Million	Dorman Products inventory held on consignment by AutoZone.

EXHIBIT 10.08

EXISTING INDUSTRIAL DEVELOPMENT BOARD OF SPRINGFILED, TN. SALE/LEASEBACK

In May, 2006, the Company executed a Bill of Sale with the Industrial Development Board of the City of Springfield, Robertson County, TN (“IDB”), transferring to IDB its right, title and interest in and to its equipment and other personal property (“Personal Property”) located in its warehouse in Portland, TN. Approximate value of the Personal Property is $1.3 Million. The Company simultaneously executed a Lease Agreement with IDB pursuant to which the Company “leased back” the Personal Property. In consideration for the use of the Personal Property, and in lieu of the payment of personal property tax on the Personal Property, the Company agreed to make payments for twenty years as follows:

Percentage of Personal Property tax
Years	that would have been otherwise owed
2007 through 2011	0%

2012 20%

2013 40%

2014 through 2026 60%

At the end of the Lease Term, the Company has the option to purchase the Personal Property for an amount equal to One Hundred Dollars ($100.00).